Exhibit 10.1

Execution Version
MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036	BARCLAYS 745 Seventh Avenue New York, New York 10019	CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH CREDIT SUISSE LOAN FUNDING LLC Eleven Madison Avenue New York, New York 10010	MUFG BANK, LTD. 1221 Avenue of the Americas New York, NY 10020

CONFIDENTIAL
 September 11, 2020
Adtalem Global Education Inc.
500 W. Monroe, Suite 28
Chicago, IL 60661
Attention: Mike Randolfi, Senior Vice President, Chief Financial Officer
Re:	Project Concord Commitment Letter $1,000,000,000 Senior Secured Term Facility $400,000,000 Senior Secured Revolving Facility $650,000,000 Senior Secured Bridge Facility
Ladies and Gentlemen:
You have advised Morgan Stanley Senior Funding, Inc. (“MSSF”), Barclays Bank PLC (“Barclays”), Credit Suisse AG, Cayman Islands Branch (“CS”) and Credit Suisse Loan Funding LLC (“CSLF” and, together with CS and their respective affiliates, “Credit Suisse”) and MUFG Bank, Ltd. (“MUFG,” together with MSSF, Barclays and Credit Suisse, the “Commitment Parties”, “we” or “us”) that Adtalem Global Education Inc., a Delaware corporation (the “Borrower” or “you”), seeks financing to consummate the Transactions (such term and each other capitalized term used but not defined herein having the meanings assigned to them in Annex A hereto and the Term Sheets referred to below).  This letter, including the Term Sheets, the Transaction Description attached hereto as Annex A and the Conditions Annex attached hereto as Annex D (the “Conditions Annex”), is hereinafter referred to as the “Commitment Letter”.
1. Commitments.  Upon the terms set forth in this Commitment Letter and subject solely to the conditions set forth in the Conditions Annex, each of MSSF, Barclays, CS and MUFG is pleased to advise you of its commitment to provide, severally and not jointly, to the Borrower (a) 40%, 20%, 20% and 20% of the principal amount of the Term Facility, respectively (the “Term Commitments”), (b) 40%, 20%, 20% and 20% of the principal amount of the Revolving Facility, respectively (the “Revolver Commitments”), and (c) 40%, 20%, 20% and 20% of the principal amount of the Bridge Facility, respectively (the “Bridge Commitments”, and, together with each of the Term Commitments and the Revolver Commitments, the “Commitments”). MSSF, Barclays, CS and MUFG are referred to herein as the “Initial Lenders”.

2. Titles and Roles.  Each of MSSF, Barclays, CSLF and MUFG acting alone or through or with affiliates selected by it, will act as a joint bookrunner and joint lead arranger (collectively in such capacities, the “Lead Arrangers”) in arranging and syndicating each Facility.  MSSF (or an affiliate selected by it) will act as the sole administrative agent (in such capacity, the “Administrative Agent”) for each Facility.  No additional agents, co-agents, arrangers or bookrunners will be appointed and no other titles will be awarded and no other compensation will be paid (other than compensation expressly contemplated by this Commitment Letter and the fee letters dated the date hereof from one or more of the Commitment Parties to you (the “Fee Letters”)) unless you and we shall agree in writing; provided that, (i) on or prior to the date which is 20 Business Days after the date of this Commitment Letter, you will have the right, in consultation with us, to appoint additional financial institutions as joint lead arrangers and joint bookrunners and additional financial institutions as co-agents (but not joint lead arrangers or joint bookrunners), in each case in respect of each Facility (all such financial institutions appointed by you, “Additional Parties”); provided that (x) after giving effect to all such appointments, the fees of MSSF, Barclays, CS and MUFG in respect of each Facility shall be at least 30%, 15%, 15% and 15%, respectively, of the aggregate fees in respect of such Facility as set forth in the Commitment Fee Letter dated as of the date hereof between the Commitment Parties and you, (y) no individual Additional Party (together with its affiliates) shall receive fees in respect of any Facility in an amount greater than the fees of MSSF in respect of such Facility and (z) the allocation of the commitments of the Additional Parties in respect of the Facilities and the fees of the Additional Parties in respect of the Facilities shall be agreed between the Lead Arrangers and you (provided such allocation of commitments shall be pro rata across the Facilities) and the commitments of such Additional Party shall permanently reduce the amount of the commitments of MSSF, Barclays, CS and MUFG hereunder on a pro rata basis, and (ii) the Lead Arrangers shall have the right, with your consent (not to be unreasonably withheld), to award titles to other co-agents, arrangers or bookrunners who are Lenders (as defined below) that provide (or whose affiliates provide) commitments in respect of the Facilities (it being further agreed, in the case of the immediately preceding clauses (i) and (ii), that (x) each of the parties hereto shall execute a revised version of this Commitment Letter or an amendment or joinder hereto to reflect the commitment or commitments of any such institution (or its affiliate), (y) no other agent, co-agent, arranger or bookrunner (other than the Lead Arrangers) will have rights in respect of the management of the syndication of the Facilities (including, without limitation, in respect of “market flex” rights under the Fee Letters, over which the Lead Arrangers will have sole control)) and (z) MSSF will have the “left” and “highest” placement in any and all marketing materials or other documentation used in connection with each Facility and shall hold the leading role and responsibilities conventionally associated with such placement, including maintaining sole physical books for the Facilities).
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3. Conditions to Commitment.  The Commitments and undertakings of the Commitment Parties hereunder are subject solely to the satisfaction of the conditions precedent set forth in the Conditions Annex; it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letters, the Term/Revolver Documentation and the Bridge Loan Documentation or the syndication of the Facilities) other than the conditions precedent set forth in the Conditions Annex.
Notwithstanding anything in this Commitment Letter, the Fee Letters, the Term/Revolver Documentation or the Bridge Loan Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations relating to the Acquired Company, the Borrower and their respective subsidiaries and their respective businesses the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (i) such of the representations made by the Seller, the Acquired Company, its subsidiaries or its business in the Acquisition Agreement as are material to the interests of the Lenders referred to below (the “Specified Acquisition Agreement Representations”), but only to the extent that you or your affiliates have the right to terminate your or their obligations pursuant to Section 7.01(c) of the Acquisition Agreement or otherwise decline to consummate the Acquisition pursuant to Section 6.02(a) of the Acquisition Agreement as a result of a breach of any such Specified Acquisition Agreement Representations (after giving effect to any applicable notice and cure provisions) or any such Specified Acquisition Agreement Representations not being accurate and (ii) the Specified Representations (as defined below) and (b) the terms of the Loan Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in or referred to in this Commitment Letter are satisfied (it being understood that to the extent any security interest in the Collateral referred to in the Term Sheets may not be granted pursuant to the execution and delivery by the Loan Parties of a New York law governed security agreement consistent with the Documentation Principles and perfected by (A) the filing of a UCC financing statement, (B) the filing of a security agreement with the U.S. Patent and Trademark Office or the U.S. Copyright Office or (C) taking delivery and possession of a stock certificate (if any) of any Guarantor (other than, (x) in the case of the subsidiaries of the Acquired Company, with respect to any such stock certificate that has not been made available to you at least three (3) Business Days (as defined below) prior to the Closing Date, to the extent you have used commercially reasonable efforts to procure delivery thereof, which may instead be delivered within ten (10) Business Days after the Closing Date (or such later date as the Administrative Agent may reasonably agree) or (y) where physical delivery of any stock certificates would be impractical because of mandatory restrictions imposed by governmental authorities as a result of COVID-19; provided that, in the case of this clause (y), such stock certificates shall in any event be delivered to the Administrative Agent within ten (10) Business Days after the Closing Date (or such later date as the Administrative Agent may reasonably agree)) if the grant or perfection of the Administrative Agent’s security interest in and lien on such Collateral may not be accomplished prior to the Closing Date after your use of commercially reasonable efforts to do so, then the grant or perfection of the security interest in and lien on such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but, instead, may be accomplished within sixty (60) days after the Closing Date (or such longer period after the Closing Date reasonably acceptable to the Administrative Agent), pursuant to arrangements to be mutually agreed between the Borrower and the Administrative Agent).  For purposes hereof, “Specified Representations” means the representations and warranties referred to in the Term/Revolver Term Sheet relating to corporate existence of the Borrower and the Guarantors and good standing of the Borrower and the Guarantors in their respective jurisdictions of organization; power and authority, due authorization, execution and delivery and enforceability, in each case, relating to the Borrower and the Guarantors entering into and performance of the Loan Documentation; no conflicts with or consents under the Borrower’s or any Guarantor’s organizational documents relating to the Borrower or such Guarantor entering into and performance of the Loan Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (with solvency being determined on a basis consistent with the Form of Solvency Certificate attached as Annex E hereto);  the creation, validity and perfection of security interests in the Collateral provided on the Closing Date (subject to permitted liens as set forth in Loan Documentation and the limitations set forth in this paragraph and the Term Sheets); Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; and use of proceeds not violating OFAC, FCPA or other anti-corruption and anti-money laundering laws.  This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.
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4. Syndication.
   (a) The Lead Arrangers intend and reserve the right, both prior to and after the Closing Date, to secure commitments for the Facilities from a syndicate of banks, financial institutions and other entities reasonably acceptable to you (which in any event shall exclude Disqualified Lenders (as defined below)) (such banks, financial institutions and other entities committing to the Facilities, together with the Initial Lenders, the “Lenders”) upon the terms and subject to the conditions set forth in this Commitment Letter.  Until the earlier of (x) the date that a Successful Syndication (as defined in the Initial Lenders Fee Letter dated the date hereof between us and you (the “Initial Lenders Fee Letter”)) is achieved and (y) the date that is 60 days following the Closing Date (the “Syndication Date”), you agree to use your commercially reasonable efforts to, and will use commercially reasonable efforts to cause appropriate members of management of the Acquired Company to, to the extent reasonable and practical, assist us actively in achieving a syndication of the Facilities that is satisfactory to us and you.  To assist us in our syndication efforts, you agree that you will, and will cause your representatives and advisors to, and will use commercially reasonable efforts to cause, to the extent reasonable and practical,  appropriate members of management of the Acquired Company and its representatives and advisors to, (i) provide promptly to the Commitment Parties and the other Lenders upon request all information reasonably requested by the Lead Arrangers to assist the Lead Arrangers to complete the syndication, (ii) make your senior management and (to the extent reasonable and practical) appropriate members of management of the Acquired Company available to prospective Lenders on reasonable prior notice and at reasonable times and places (which may be via video conference), (iii) host, with the Lead Arrangers, one meeting with prospective Lenders at a mutually agreed time and location (which may be via video conference) (and to the extent necessary, one or more conference calls with prospective Lenders in addition to any such meeting), (iv) assist, and cause your affiliates and advisors to assist, the Lead Arrangers in the preparation of one or more customary confidential information memoranda and other customary marketing materials in form and substance reasonably satisfactory to the Lead Arrangers to be used in connection with the syndication, (v) use commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from the existing lending relationships of the Borrower, (vi) use commercially reasonable efforts to obtain, at the Borrower’s expense, (A) a current public corporate credit rating (but not a specific rating) from Standard & Poor’s Rating Services (“S&P”), (B) a current public corporate family rating (but not a specific rating) from Moody’s Investors Service, Inc. (“Moody’s”) and (C) a current public rating (but not a specific rating) with respect to the Facilities and the Notes from each of S&P and Moody’s, in each case, prior to the launch of general syndication of the Facilities and (vii) ensure (and use your commercially reasonable efforts to cause the Acquired Company to ensure) that prior to the later of the Closing Date and the Syndication Date there will be no competing issues, offerings, placements, arrangements or syndications of debt or equity securities or commercial bank or other credit facilities by or on behalf of you or your subsidiaries or the Acquired Company and its subsidiaries, being offered, placed or arranged (other than the Facilities, the Notes, and any equity securities issued or sold, in connection with any settlement or joint venture or acquisition by you of the securities, businesses, property or other assets of another person or entity) without the written consent of the Lead Arrangers, unless such issuance, offering, placement, arrangement or syndication could not reasonably be expected to materially impair the syndication of the Facilities (it being understood that (x) indebtedness incurred in the ordinary course of business of the Borrower and its subsidiaries for capital expenditures, purchase money indebtedness, capital leases, and working capital purposes, and (y) letter of credit facilities, in each case, will not materially impair the syndication of the Facilities).  The foregoing shall not apply to (i) any indebtedness permitted to remain outstanding or to be incurred by the Acquired Company and its subsidiaries after the date hereof but prior to the Closing Date under the Acquisition Agreement (and extensions, refinancings and renewals thereof prior to the Closing Date to the extent permitted under the Acquisition Agreement) and (ii) any amendment, restatement, amendment and restatement, supplement or other modification of the Existing Borrower Credit Agreement (as defined below) so long as such amendment, restatement, amendment and restatement, supplement or other modification does not increase the principal amount of commitments available under the Existing Borrower Credit Agreement. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality from a third party binding on you, the Acquired Company or any of your or their respective affiliates (so long as such confidentiality obligation was not entered into in contemplation of the Transactions); provided that you shall use commercially reasonable efforts to obtain the relevant consents under such obligations of confidentiality to allow for the provision of such information to the extent reasonably requested by the Lead Arranger; provided, further that you will inform us, to the extent legally permitted, that you are withholding any information pursuant to the foregoing.  Your obligations under this Commitment Letter to use commercially reasonable efforts to cause the Acquired Company, its subsidiaries or members of its management to take (or to refrain from taking) any action shall be subject to any applicable limitation on your rights and obligations as set forth in the Acquisition Agreement.  Notwithstanding the foregoing, the Lead Arrangers will not syndicate the Facilities to (x) those banks, financial institutions and other institutional lenders separately identified in writing by you to us prior to the date hereof (or affiliates of the foregoing to the extent such affiliates are clearly identifiable on the basis of similarity of such affiliates’ names or designated in writing by you prior to the date hereof and to the extent such affiliates are not bona fide debt funds or investment vehicles that are primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business), (y) competitors of you, the Acquired Company or any of your or its respective subsidiaries that are in the same or a similar line of business and that are designated in writing by you prior to the date hereof or from time to time after the Syndication Date (each such entity, a “Competitor”) or (z) affiliates of Competitors to the extent such affiliates are clearly identifiable on the basis of similarity of such affiliates’ names or designated in writing by you from time to time and, to the extent such affiliates are not bona fide debt funds or investment vehicles that are primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business (collectively, “Disqualified Lenders”); provided that no written notice delivered after the date hereof shall apply retroactively to disqualify any person that has acquired an assignment or participation interest in the commitments or loans prior to the delivery of such notice.
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   (b) The Lead Arrangers and/or one or more of its affiliates will exclusively manage all aspects of the syndication of the Facilities (in consultation with you), including decisions as to the selection and number of potential Lenders to be approached, when they will be approached, whose commitments will be accepted (with your consent not to be unreasonably withheld or delayed and, in any case, excluding Disqualified Lenders), any titles offered to the Lenders and the final allocations of the commitments and any related fees among the Lenders, and the Lead Arrangers will exclusively perform all functions and exercise all authority as is customarily performed and exercised in such capacities.  Notwithstanding the Lead Arranger’s right to syndicate the Facilities and receive commitments with respect thereto, unless otherwise agreed to by you and except with respect to the Additional Parties, (i) no Initial Lender shall be relieved or released from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation in the Facilities, including its Commitments, until the initial funding under the Facilities has occurred on the Closing Date, (ii) no assignment by any Initial Lender shall become effective with respect to all or any portion of any Initial Lender’s Commitments until the initial funding of the Facilities (except to the extent that Notes are issued and paid for in lieu of the Bridge Facility or a portion thereof) and (iii) unless you and we agree in writing, each Initial Lender will retain exclusive control over all rights and obligations with respect to its Commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.  Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Commitments hereunder are not conditioned upon the commencement or completion of the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the successful completion of the syndication of the Facilities nor your compliance with the provisions of clause (a) above be a condition to the obligations of the Initial Lenders hereunder or the funding of the Facilities on the Closing Date.
5. Information.
   (a) You represent and warrant that (i) all written information and written data (other than the Projections, as defined below, other forward-looking information and information of a general economic or general industry nature) concerning the Borrower, the Acquired Company and their respective subsidiaries and the Transactions that has been or will be made available to the Commitment Parties or the Lenders by you or any of your or their representatives, subsidiaries or affiliates (or on your or their behalf) (the “Information”), when taken as a whole, (x) is, and in the case of Information made available after the date hereof, will be complete and correct in all material respects and (y) does not, and in the case of Information made available after the date hereof, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading, as supplemented and updated from time to time, and (ii) all financial projections concerning the Borrower, the Acquired Company and their respective subsidiaries, taking into account the consummation of the Transactions, that have been or will be made available to the Commitment Parties or the Lenders by you or any of your representatives, subsidiaries or affiliates (or on your or their behalf) (the “Projections”) have been and will be prepared in good faith based on assumptions that are believed by you to be reasonable at the time made and furnished to the Commitment Parties or the Lenders (it being understood that (w) the Projections are as to future events and are not to be viewed as facts, (x) the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, (y) no assurance can be given that any particular Projections will be realized and (z) actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material).  You agree that if, at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties contained in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement (or use commercially reasonable efforts to supplement, in the case of Information relating to the Acquired Company and its subsidiaries) the Information and the Projections so that such representations are correct in all material respects under those circumstances, it being understood in each case that such supplementation shall cure any breach of such representations and warranties.  Solely as they relate to matters with respect to the Acquired Company and its subsidiaries prior to the Closing Date, the foregoing representations, warranties and covenants are made to the best of your knowledge.  We will be entitled to use and rely upon, without responsibility to verify independently, the Information and the Projections and do not assume responsibility for the accuracy or completeness of the Information and the Projections.  You acknowledge that we may share with any of our affiliates (it being understood that such affiliates will be subject to the confidentiality agreements between you and us), and such affiliates may share with the Commitment Parties, any information related to you, the Acquired Company, or any of your or their subsidiaries or affiliates (including, without limitation, in each case, information relating to creditworthiness) and the transactions contemplated hereby.  For the avoidance of doubt, the accuracy of the foregoing representations and warranties, in and of itself, shall not be a condition to the obligations of the Initial Lenders hereunder or the funding of the Facilities on the Closing Date.
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   (b) You acknowledge that (i) the Commitment Parties will make available, on your behalf, the Information, Projections and other marketing materials and presentations, including the confidential information memoranda (collectively, the “Informational Materials”), to the potential Lenders by posting the Informational Materials on SyndTrak Online or by other similar electronic means (collectively, the “Electronic Means”) and (ii) certain prospective Lenders may be “public side” (i.e., lenders that have personnel that do not wish to receive material non-public information (within the meaning of the United States federal and state securities laws, “MNPI”) with respect to the Borrower, the Acquired Company or your or its subsidiaries or affiliates or any of your or their respective securities), and who may be engaged in investment and other market-related activities with respect to such entities’ securities (such Lenders, “Public Lenders”).  At the request of the Lead Arrangers, (A) you will assist, and cause your affiliates, advisors, and, to the extent possible using commercially reasonable efforts, appropriate representatives of the Acquired Company to assist, the Lead Arrangers in the preparation of Informational Materials to be used in connection with the syndication of the Facilities to Public Lenders, which will not contain MNPI (the “Public Informational Materials”) and (B) at the request of the Lead Arrangers you will identify and conspicuously mark any Public Informational Materials “PUBLIC”. Notwithstanding the foregoing, you agree that the Commitment Parties may distribute the following documents to all prospective Lenders (including the Public Lenders) on your behalf, unless you advise the Commitment Parties in writing (including by email) within a reasonable time prior to their intended distributions that such material should not be distributed to Public Lenders:  (w) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (x) notifications of changes in the terms of the Facilities, (y) historical financial information regarding the Borrower and its subsidiaries (other than the Projections) and (z) drafts and final versions of the Term Sheets and the Loan Documentation.  If you advise us in writing (including by email) that any of the foregoing items (other than the Loan Documentation) should not be distributed to Public Lenders, then the Commitment Parties will not distribute such materials to Public Lenders without further discussions with you.  Before distribution of any Informational Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination of the Informational Materials and confirming the accuracy and completeness in all material respects of the information contained therein and, in the case of Public Informational Materials, confirming the absence of MNPI therefrom.  In addition, the Information Materials shall exculpate you and us and the respective affiliates of the foregoing with respect to any liability related to the use or misuse of the contents of such Information Materials or any related offering and marketing materials by the recipients thereof.
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6. Indemnification.  You agree to indemnify and hold harmless the Commitment Parties and each of their respective affiliates and each of their and their affiliates’ respective directors, officers, employees, partners, controlling persons, representatives, advisors and agents and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, penalties, liabilities and reasonable and documented out-of-pocket expenses of any kind or nature (including legal expenses), joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter, the Transactions or any related transaction (including, without limitation, the execution and delivery of this Commitment Letter, the Loan Documentation, the Notes and the closing of the Transactions) or (b) the use or the contemplated use of the proceeds of the Facilities, and will reimburse each Indemnified Party for all out-of-pocket expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnified Parties (taken as a whole) and, if reasonably necessary, a single local counsel for all Indemnified Parties (taken as a whole) in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnified Parties similarly situated and taken as a whole) on written demand (together with customary detail) as they are incurred in connection with any of the foregoing; provided that no Indemnified Party will have any right to indemnification for any of the foregoing (i) to the extent resulting from such Indemnified Party’s own gross negligence, bad faith, willful misconduct or material breach of this Commitment Letter as determined by a court of competent jurisdiction in a final non-appealable judgment or (ii) to the extent resulting from any dispute solely among the Indemnified Parties other than any claims against an Indemnified Party in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under the Term/Revolver Facilities or the Bridge Facility, as applicable, and not arising out of any act or omission of the Borrower or any affiliate of the Borrower.  In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your affiliates, equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  Neither (x) the Borrower nor its affiliates nor (y) any Indemnified Party will be liable to any other person or entity for any indirect, consequential, special or punitive damages (in the case of clause (x), other than in respect of any such damages required to be indemnified under this Section 6) in connection with this Commitment Letter, the Fee Letters, the Loan Documentation or any other element of the Transactions.  No Indemnified Party will be liable to you, your affiliates or any other person for any damages arising from the use by others of Informational Materials or other materials obtained by Electronic Means, except to the extent that your damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party.  You shall not, without the prior written consent of each Indemnified Party affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party and (z) requires no action on the part of the Indemnified Party other than its consent.  You shall not be liable for any settlement of any action effected without your consent (which consent shall not be unreasonably withheld or delayed), but, if settled with your prior written consent or if there is a judgment in any such action, you agree to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, penalties, liabilities and reasonable and documented out-of-pocket expenses of any kind or nature (including legal expenses) incurred by reason of such settlement in accordance with this Section 6.
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7. Fees.  As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letters on the terms and subject to the conditions set forth therein.
8. Confidentiality.
   (a) This Commitment Letter and the Fee Letters (collectively, the “Commitment Documents”) and the existence and contents hereof and thereof are confidential and may not be disclosed, directly or indirectly, by you in whole or in part to any person without our prior written consent, except for disclosure (i) hereof or thereof on a confidential basis to your affiliates, directors, officers, employees, representatives, shareholders, accountants, attorneys, agents and other professional advisors who have been advised of their obligation to maintain the confidentiality of the Commitment Documents for the purpose of evaluating, negotiating or entering into the Transactions, (ii) as otherwise required by law, rule or regulation or compulsory legal process or pursuant to a subpoena or order of any judicial, administrative or legislative body or committee or in any pending legal, judicial or administrative proceeding or as requested by a governmental authority or regulatory or self-regulatory authority (in which case, you agree, to the extent practicable and permitted by law, to inform us promptly in advance thereof), (iii) of the Commitment Documents on a confidential basis to the Seller, the board of directors, officers and advisors of the Acquired Company and the Seller in connection with their consideration of the Acquisition, (provided that any information relating to pricing (including in any “market flex” provisions that relate to pricing), fees and expenses has been redacted in a manner reasonably acceptable to us), (iv) of this Commitment Letter, but not the Fee Letters, in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges or in any prospectus or other offering memorandum relating to the Notes, (v) of the Term Sheets to any ratings agency in connection with the Transactions, who are directly involved in the consideration of the Transactions to the extent you notify such persons of their obligations to keep such material confidential, (vi) of this Commitment Letter, the Fee Letters and the contents hereof and thereof to the extent necessary to enforce any right under this Commitment Letter or the Fee Letters, and (vii) of the aggregate fee amounts contained in the Fee Letters as part of projections, pro forma information or as part of a generic disclosure of aggregate sources and uses related to fee amounts applicable to the Transactions to the extent customary or required in offering and marketing materials for the Facilities and/or the Notes or in any public release or filing relating to the Transaction.    The confidentiality provisions of this paragraph (a) with respect to the Borrower (other than with respect to the Fee Letters) shall automatically terminate on the date that is two years from the date of this Commitment Letter.
   (b) We agree to use all non-public information provided to us by or on behalf of the Borrower hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and to treat all such information confidentially; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants (other than Disqualified Lenders), (ii) as otherwise required by applicable law, rule or regulation or compulsory legal process or pursuant to a subpoena (in which case, we agree, to the extent permitted by law, to inform you promptly in advance thereof), (iii) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent practicably and lawfully permitted to do so), (iv) to the employees, legal counsel, independent auditors, professionals, advisors, service providers and other experts or agents of such Commitment Party or its affiliates who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (v) to any of its respective affiliates solely in connection with the Transactions, (vi) to the extent necessary to enforce any right under this Commitment Letter or the Fee Letters, (vii) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party or its affiliates in breach of this Commitment Letter, (viii) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, (ix) to the extent that such information is independently developed by such Commitment Party, (x) to ratings agencies in connection with the Transactions and (xi) for purposes of establishing a “due diligence” defense; provided further that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information.  The Commitment Parties shall be permitted to use information related to the syndication and arrangement of the Facilities (including your name and company logo) in connection with obtaining a CUSIP number, marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions reasonably requested by you. The provisions of this paragraph (b) with respect to the Commitment Parties shall automatically terminate on the earlier of (i) two years following the date of this Commitment Letter and (ii) to the extent superseded by the confidentiality provision in the Loan Documentation, upon the effectiveness thereof.
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   (c) The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”) and the requirements of 31 C.F.R. § 1010.230 (the  “Beneficial Ownership Regulation”), each of them is required to obtain, verify and record information that identifies you and the Guarantors, which information includes the name, address, tax identification number and other information of such entities that will allow the Commitment Parties and the other Lenders to identify you and the Guarantors in accordance with the PATRIOT Act and the Beneficial Ownership Regulation.  This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for each of us and the Lenders.
9. Other Services.
   (a) Nothing contained herein shall limit or preclude the Commitment Parties or any of their affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor in, any party whatsoever, including, without limitation, any competitor, supplier or customer of you, the Acquired Company or any of your or its affiliates, or any other party that may have interests different than or adverse to such parties.
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   (b) You acknowledge that the Lead Arrangers and its affiliates (the term “Lead Arrangers” as used in this section being understood to include such affiliates) (i) may be providing debt financing, equity capital or other services (including financial advisory services) to other entities and persons with which you, the Acquired Company or your or its affiliates may have conflicting interests regarding the Transactions and otherwise, (ii) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other entities or persons, and (iii) have no obligation in connection with the Transactions to use, or to furnish to you, the Acquired Company or your or its  affiliates or subsidiaries, confidential information obtained from other entities or persons.  In particular, you acknowledge that the Lead Arrangers may possess information about the Acquired Company, the Acquisition and other potential purchasers and their respective strategies and bids, but the Lead Arrangers have no obligation to furnish to you such information.
   (c) In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Facilities and any related arranging or other services contemplated in this Commitment Letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, each of the Commitment Parties is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you, the Acquired Company or any of your or its management, affiliates, equity holders, directors, officers, employees, creditors or any other party, (iii) no Commitment Party or any affiliate thereof has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether any Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates on other matters) and no Commitment Party has any obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in the Commitment Documents, (iv) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and no Commitment Party shall have any obligation to disclose any of such interests, and (v) no Commitment Party has provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.  You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against any Commitment Party or any of their respective affiliates with respect to any breach or alleged breach of agency, fiduciary duty or conflict of interest.
   (d) You further acknowledge that each Commitment Party and its affiliates is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, each Commitment Party may provide investment banking and other financial services to, and/or each Commitment Party may acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Acquired Company and your or the Acquired Company’s subsidiaries and other companies with which you, the Acquired Company or your or their respective subsidiaries may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by the Commitment Parties, their respective affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
   (e) In particular, you acknowledge that Morgan Stanley & Co. LLC (“MS&Co”) is acting as buy-side financial advisors to you in connection with the transactions contemplated hereby. You agree not to assert or allege any claim based on actual or potential conflict of interest arising or resulting from, on the one hand, the engagement of MS&Co in such capacity and our obligations hereunder, on the other hand. Each of the Commitment Parties hereto acknowledges (i) the retention of MS&Co is acting as buy-side financial advisors and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of MS&Co or its affiliates.
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10. Acceptance/Expiration of Commitments.
     (a) This Commitment Letter and the Commitments of MSSF, Barclays, CS and MUFG and the undertakings of MSSF, Barclays, Credit Suisse and MUFG set forth herein shall automatically terminate at 11:59 p.m. (Eastern Time) on September 18, 2020 (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Commitment Letter and the Fee Letters shall have been delivered to counsel to the Lead Arrangers by such time.
     (b) In the event this Commitment Letter is accepted by you as provided above, the Commitment and agreements of MSSF, Barclays, Credit Suisse and MUFG and the undertakings of MSSF, Barclays, Credit Suisse and MUFG set forth herein will automatically terminate without further action or notice upon the earliest to occur of (i) consummation of the Acquisition (with or without the use of the Facilities), (ii) termination of the Acquisition Agreement in accordance with its terms and (iii) five Business Days after the “End Date” (as defined in the Acquisition Agreement).
11. Survival.  The sections of this Commitment Letter and the Fee Letters relating to Indemnification, Expenses, Confidentiality, Information, Other Services, Survival and Governing Law shall survive any termination or expiration of this Commitment Letter, the Commitments of MSSF, Barclays, CS and MUFG or the undertakings of MSSF, Barclays, Credit Suisse and MUFG set forth herein (regardless of whether definitive Loan Documentation is executed and delivered), and the section relating to Syndication shall survive until the Syndication Date, at which time such obligations shall terminate and be of no further force and effect; provided that your obligations under this Commitment Letter (other than your obligations with respect to the sections of this Commitment Letter relating to Syndication, Information, Confidentiality, Other Services, Survival and Governing Law) shall automatically terminate and be superseded by the provisions of the Loan Documentation upon the initial funding thereunder, to the extent covered thereby, and you shall be released from all liability in connection therewith at such time.  You may terminate this Commitment Letter and the Initial Lender’s commitments with respect to the Facilities hereunder in full (but not in part) at any time subject to the provisions of the preceding sentence. In addition, each Commitment Party’s commitments hereunder to provide and arrange the Bridge Facility will be automatically reduced to the extent described herein by any issuance of the Notes and/or Securities (as defined in the Fee Letter) (in escrow or otherwise) and other events as described under the caption “Bridge Loans” in Annex C.
12. Governing Law.  THIS COMMITMENT LETTER AND THE FEE LETTERS, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED THERETO (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT ANY DETERMINATIONS AS TO (X) THE ACCURACY OF THE SPECIFIED ACQUISITION AGREEMENT REPRESENTATIONS AND WHETHER ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATIONS HAVE BEEN BREACHED AND WHETHER YOU (OR YOUR AFFILIATES) HAVE THE RIGHT TO TERMINATE YOUR (OR THEIR) OBLIGATIONS PURSUANT TO SECTION 7.01(c) OF THE ACQUISITION AGREEMENT OR TO DECLINE TO CONSUMMATE THE ACQUISITION PURSUANT TO SECTION 6.02(a) OF THE ACQUISITION AGREEMENT AS A RESULT OF A BREACH OF ANY SUCH SPECIFIED ACQUISITION AGREEMENT REPRESENTATIONS, (Y) THE DETERMINATION OF WHETHER AN ACQUISITION AGREEMENT MATERIAL ADVERSE EFFECT (AS DEFINED IN THE CONDITIONS ANNEX) HAS OCCURRED AND (Z) WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT SHALL, IN EACH CASE, BE GOVERNED BY, AND ENFORCED AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, INCLUDING ITS STATUTES OF LIMITATIONS, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES OF SUCH STATE THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.  THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTERS. With respect to any suit, action or proceeding arising in respect of this Commitment Letter or the Fee Letters or any of the matters contemplated hereby or thereby, the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court located in the Borough of Manhattan, and irrevocably and unconditionally waive any objection to the laying of venue of such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum.  The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or each of the Commitment Parties will be effective service of process against such party for any action or proceeding relating to any such dispute.  A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or each of the Commitment Parties.
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13. Miscellaneous.  This Commitment Letter and the Fee Letters embody the entire agreement among the Commitment Parties and you and your affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof.  No person has been authorized by any of the Commitment Parties to make any oral or written statements inconsistent with this Commitment Letter or the Fee Letters.  This Commitment Letter and the Fee Letters shall not be assignable by (x) you without the prior written consent of the Commitment Parties or (y) the Commitment Parties (except as provided in Section 4(b)) without your prior written consent, and any purported assignment without such consent shall be void.  Any and all services to be provided by the Commitment Parties hereunder may be performed by or through any of their respective affiliates or branches and the provisions of Section 6 shall apply with equal force and effect to any such entities so performing any such duties or activities, but no Commitment Party shall be relieved of its obligations under this Commitment Letter. This Commitment Letter and the Fee Letters are not intended to benefit or create any rights in favor of any person other than the parties hereto, the Lenders and, with respect to indemnification, each Indemnified Party.   This Commitment Letter and the Fee Letters may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter and the Fee Letters by facsimile transmission or electronic mail shall be effective as delivery of a manually executed counterpart hereof; provided that, upon the request of any party hereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in this Commitment Letter and the Fee Letters or any other document to be signed in connection with this Commitment Letter shall be deemed to include electronic signatures, electronic records or the electronic matching of assignment terms and contract formations on electronic platforms approved by the Commitment Parties or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Commitment Letter and the Fee Letters may only be amended, modified or superseded by an agreement in writing signed by each of you and the Commitment Parties.
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Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letters, if accepted by you as provided above, is a binding and enforceable agreement with respect to the subject matter contained herein and therein, including an agreement to negotiate in good faith the Loan Documentation by the parties hereto in a manner consistent with this Commitment Letter; provided that nothing contained in the Commitment Letter or Fee Letters obligates you or any of your affiliates to consummate the Transactions or to draw upon all or any portion of the Facilities.
[Signature Pages Follow]
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If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to the Lead Arrangers, together with executed counterparts of the Fee Letters, by no later than the Acceptance Deadline.

Sincerely,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/	Joanne Braidi
	Name:	Joanne Braidi
	Title:	Authorized Signatory

[Project Concord Commitment Letter Signature Page]

BARCLAYS BANK PLC

By:	/s/	Jeremy Hazan
	Name:	Jeremy Hazan
	Title:	Managing Director

[Project Concord Commitment Letter Signature Page]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/	William O'Daly
	Name:	William O'Daly
	Title:	Authorized Signatory

By:	/s/	Andrew Griffin
	Name:	Andrew Griffin
	Title:	Authorized Signatory

CREDIT SUISSE LOAN FUNDING LLC

By:	/s/	Rob Kobre
	Name:	Rob Kobre

[Project Concord Commitment Letter Signature Page]

MUFG BANK, LTD.

By:	/s/	Grant Moyer
	Name:	Grant Moyer

[Project Concord Commitment Letter Signature Page]

Agreed to and accepted as of the date first
above written:
ADTALEM GLOBAL EDUCATION INC.

By:	/s/	Michael Randolfi
	Name:	Michael Randolfi
	Title:	Senior Vice President, Chief Financial Officer

[Project Concord Commitment Letter Signature Page]

Annex A
TRANSACTION DESCRIPTION
Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Transaction Description is attached.
The Borrower directly, or indirectly through a wholly owned subsidiary, intends to acquire all the equity interests of a Delaware limited liability company previously identified to us and code-named “Concord” (the “Acquired Company”).
In connection with the foregoing, it is intended that:
(a) Pursuant to that certain Membership Interest Purchase Agreement, dated as of the date hereof, by and between the Borrower, and Laureate Education, Inc. (the “Seller”) (including all schedules and exhibits thereto, the “Acquisition Agreement”), the Borrower directly, or indirectly through a wholly owned subsidiary, will acquire 100% of the equity interests of the Acquired Company.  Such transaction is referred to herein as the “Acquisition”.  The date on which the Acquisition is consummated is referred to as the “Closing Date”.
(b) The Acquisition, the other transactions contemplated hereby and the payment of related fees and expenses are expected to be financed from: (a) available cash of the Borrower, (b) $1,000,000,000 (plus, at the Borrower’s election, an amount sufficient to fund any OID or upfront fees pursuant to or as a result of the application of the “market flex” provisions in the Fee Letter) in aggregate principal amount of senior secured term loans (the “Term Facility”), (c) $400,000,000 in commitments under a senior secured revolving credit facility (the “Revolving Facility”; together with the Term Facility, the “Term/Revolver Facilities”) and (d) (i) the issuance by the Borrower of one or more series of senior secured notes (in escrow or otherwise) pursuant to a Rule 144A offering or other private placement (the “Notes”), or (ii) to the extent the entire amount of the Notes are not funded on or prior to the Closing Date for any reason, the Borrower expects to borrow up to $650,000,000 of term loans, under a senior secured bridge facility (the “Bridge Facility”, and, together with the Term Facility and Revolving Facility, the “Facilities” and each, a “Facility”), in each as described in the Summary of Terms and Conditions attached hereto as Annex B (the “Term/Revolver Term Sheet”) or Annex C (the “Bridge Term Sheet” and, together with the Term/Revolver Term Sheet, the “Term Sheets”), as applicable, on the Closing Date.
(c) The Borrower will (i) prepay all of its existing and outstanding indebtedness under that certain Credit Agreement, dated as of April 13, 2018 (as amended from time to time, the “Existing Borrower Credit Agreement”), among the Borrower, certain of the Borrower’s subsidiaries identified therein, the lenders party thereto and Bank of America, N.A., as administrative agent, (ii) terminate the Existing Borrower Credit Agreement and any related agreements under which such indebtedness was issued or incurred and (iii) terminate and release all related security and guarantees (if any). The Borrower will cause the Acquired Company to (i) terminate and release all security and guarantees (if any) with respect to the Acquired Company and its subsidiaries under the Third Amended and Restated Credit Agreement, dated as of October 7, 2019 among the Seller, as borrower, the lending institutions from time to time party thereto and Citibank, N.A., as administrative agent and collateral agent and (ii) terminate and release all security and guarantees (if any) with respect to the Acquired Company and its subsidiaries under the Indenture dated as of April 21, 2017 among the Seller, as issuer, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee. The transactions contemplated by this clause (c) collectively constitute the “Refinancing”.
Annex A-1

(d) Fees, commissions and expenses in connection with the foregoing (the “Transaction Costs”) will be paid.
The transactions described above are collectively referred to herein as the “Transactions”.  Except as the context otherwise requires, references to the “Borrower and its subsidiaries” will include the Acquired Company and its subsidiaries after giving effect to the Transactions.
Annex A-2

ANNEX B

$1,000,000,000 TERM FACILITY
$400,000,000 REVOLVING FACILITY
SUMMARY OF TERMS AND CONDITIONS
Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Summary of Terms and Conditions is attached or, as applicable, Annex A, Annex C or the Conditions Annex to the Commitment Letter.
PARTIES

Borrower:	Adtalem Global Education Inc., a Delaware corporation (the “Borrower”).

Administrative Agent:
MSSF will act as sole and exclusive administrative agent and collateral agent (in such capacity, the “Administrative Agent”) for a syndicate of banks, financial institutions and institutional lenders reasonably acceptable to the Borrower (excluding any Disqualified Lenders) (together with the Initial Lender, the “Lenders”), and will perform the duties customarily associated with such role.

Joint Bookrunners and Lead Arrangers:
MSSF, Barclays, CSLF and MUFG will act as joint lead arrangers (in such capacities, each a “Lead Arranger”) for the Term/Revolver Facilities and as joint bookrunners for the Facilities, and will perform the duties customarily associated with such roles.

SENIOR SECURED FACILITIES

1.           Senior Secured Term Facility
Type and Amount:
A 7-year senior secured term loan facility in an aggregate principal amount of $1,000,000,000 (the “Term Facility”; the loans thereunder, the “Term Loans” and the Lenders in respect thereof, the “Term Facility Lenders”).

Final Maturity and Amortization:	The Term Facility will mature on the date that is seven (7) years after the Closing Date.

The Term Facility will be repayable in equal quarterly installments, beginning on the last day of the second full fiscal quarter ending after the Closing Date, in annual amounts equal to 1.00% of the original principal amount of the Term Loans, with the unpaid balance being payable on the final maturity date; provided that the Term/Revolver Documentation shall provide the right for the Borrower to extend commitments and/or loans outstanding pursuant to one or more tranches with only the consent of the respective extending Term Facility Lenders and without the consent of any other Lender, it being understood that each Term Facility Lender under the applicable tranche of the Term Facility shall be offered the opportunity to participate in such extension on the same terms and conditions as each other Term Facility Lender under such tranche of the Term Facility (each, a “Term Extension Facility”).

Annex B-1

Availability:	The Term Facility will be available to the Borrower in U.S. Dollars in a single draw on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be re-borrowed.

Use of Proceeds:
The proceeds of the Term Facility will be used on the Closing Date, together with any amount drawn under the Revolving Facility (to the extent permitted hereunder), to fund the Acquisition and the Refinancing and to pay fees, costs and expenses related to the Transactions (including accrued and unpaid interest and applicable premiums).

2.           Senior Secured Revolving Facility
Type and Amount:
A 5-year senior secured revolving credit facility (the “Revolving Facility”; the commitments thereunder, the “Revolving Commitments”; the Lenders in respect thereof, the “Revolving Facility Lenders”) in an aggregate principal amount of $400,000,000.  The loans under the Revolving Facility are referred to as the “Revolving Loans” and, together with the Term Loans, the “Loans.”

Availability:
The Revolving Facility shall be available, subject to customary notice periods to be agreed, to the Borrower for borrowings in U.S. Dollars, Euros, Sterling, Canadian Dollars, Australian Dollars and such other currencies as may be approved by the Administrative Agent and the Revolving Facility Lenders on a revolving basis during the period commencing on the Closing Date and ending on the date that is five (5) years after the Closing Date (the “Revolving Termination Date”).

Loans under the Revolving Facility will be available at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts consistent with the Term/Revolver Documentation Principles (as defined below). Amounts repaid under the Revolving Facility may be reborrowed.

Maturity:
The Revolving Termination Date; provided that the Term/Revolver Documentation shall provide the right for the Borrower to extend commitments and/or loans outstanding pursuant to one or more tranches with only the consent of the respective extending Revolving Facility Lenders and without the consent of any other Lender, it being understood that each Revolving Facility Lender shall be offered the opportunity to participate in such extension on the same terms and conditions as each other Revolving Facility Lender (each, a “Revolving Extension” and, together with any Term Extension Facility, each, an “Extension Facility”).

Annex B-2

Letters of Credit:
Subject to customary defaulting lender provisions, letters of credit under the Revolving Facility in an aggregate amount of $400,000,000 will be issued by the Revolving Facility Lenders (each, an “Issuing Bank”) in U.S. Dollars, Euros, Sterling, Canadian Dollars, Australian Dollars and such other currencies as may be approved by the Administrative Agent and the Issuing Banks (it being understood that the applicable Issuing Bank only shall be required to issue standby letters of credit unless such Issuing Bank agrees otherwise); provided that each Lead Arranger shall be required to issue letters of credit in an amount up to its pro rata share of the letter of credit subfacility limit.  Each letter of credit shall expire not later than the earlier of (a) twelve (12) months after its date of issuance and (b) unless cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the Issuing Bank have been entered into, the fifth (5th) Business Day prior to the Revolving Termination Date; provided that any letter of credit may provide for renewal thereof for additional periods of up to twelve (12) months (which shall in no event extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable Issuing Bank).  The outstanding amount of any outstanding letter of credit (and, without duplication, any unpaid drawing in respect thereof) will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Drawings under any letter of credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans) no later than one (1) Business Day after notice of drawing is delivered. To the extent that the Borrower does not reimburse the applicable Issuing Bank within one (1) Business Day following delivery of such notice, the Revolving Facility Lenders shall be irrevocably obligated to acquire and fund participations in the applicable letter of credit or reimburse the applicable Issuing Bank, pro rata based on their respective Revolving Commitments.

Swingline Loans:
Subject to customary defaulting lender provisions, in connection with the Revolving Facility, the Administrative Agent (or an affiliate thereof) and/or other Revolving Facility Lenders that are reasonably acceptable to the Borrower and the Administrative Agent that agree in writing with the Borrower and the Administrative Agent to provide Swingline Loans on same day notice (each in such capacity, a “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings up to an aggregate principal amount of $50,000,000 in U.S. Dollars and Canadian Dollars.  Any such swingline borrowings will reduce availability under the Revolving Facility (other than for purposes of calculating the Revolving Facility Commitment Fee) on a dollar-for-dollar basis.  Each Revolving Facility Lender shall, promptly upon request by the Swingline Lender, fund to the Swingline Lender its pro rata share of any swingline borrowings.

Use of Proceeds:
The proceeds of the Revolving Loans may be used (a) on the Closing Date (x)(i) to fund any original issue discount or upfront fees imposed in connection with the “market flex” provisions in the Fee Letter, (ii) for purchase price adjustments or equivalent adjustments, (iii) to fund the Acquisition and the Refinancing and to pay fees, costs and expenses related to the Transactions and (iv) to fund working capital needs, provided that amounts in respect of clauses (ii), (iii) and (iv) shall not exceed $100,000,000 and (y) to replace, backstop or cash collateralize existing letters of credit of the Borrower and the Acquired Company, as needed (including by “grandfathering” such existing letters of credit in the Revolving Facility to the extent possible) and (b) after the Closing Date, for general corporate purposes and for any other purpose not prohibited by the Term/Revolver Documentation.

Annex B-3

3.           Incremental Facilities

The Term/Revolver Documentation will permit the Borrower to add one or more incremental term loan facilities to the Term Facility (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Facility, and/or the Term Facility (any such increase, an “Incremental Increase”) and/or add one or more incremental revolving credit facility tranches (each, an “Incremental Revolving Facility”; the Incremental Term Facilities, the Incremental Increases and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”); provided that:

(i)	the maximum aggregate principal amount of all Incremental Facilities will be no greater than (a) the greater of $465,000,000 and 100% of Consolidated EBITDA (the “Incremental Starter Amount”), plus (b) the aggregate principal amount of all voluntary prepayments, debt buybacks (which shall be credited to the extent of the actual purchase price paid in cash for such loans purchased or retired in connection with such buyback), and payments utilizing the yank-a-bank provisions of the Term Facility, any Incremental Facility and any Incremental Equivalent Debt (as defined below) secured on a pari passu basis with the Term/Revolver Facilities (except to the extent, in each case, in this clause (b), funded with proceeds of incurrences of long-term indebtedness (other than revolving credit facilities)) (together with clause (a), the “Fixed Incremental Amount”, which shall be reduced by any usage under the Incremental Facilities of the Fixed Incremental Amount), plus (c) an additional amount, so long as, in the case of this clause (c) only, the First Lien Net Leverage Ratio (as defined below) as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered, on a pro forma basis giving effect to such Incremental Facility (and any related acquisitions or investments or other appropriate pro forma events) (calculated as if all commitments under such Incremental Facilities are fully drawn but excluding the cash proceeds thereof for purposes of calculating such ratio), does not exceed 0.25x above the First Lien Net Leverage Ratio as of the Closing Date on a pro forma basis (the “Ratio Incremental Amount”) (the applicable amount under clause (a), (b) and (c), after taking into account the incurrence of any Incremental Equivalent Debt, the “Incremental Amount”); it being understood that, if the applicable incurrence test is satisfied on a pro forma basis after giving effect to any Incremental Facility, unless the Borrower elects otherwise, in its sole discretion, such Incremental Facility shall be deemed to be incurred under clause (c) regardless of whether there is capacity under clause (a) or (b),

(ii)	no default or event of default would exist under the Term/Revolver Facilities after giving effect thereto (or, in the case of an incurrence to finance a permitted investment (including permitted acquisitions), no default or event of default shall have occurred and be continuing as of the LCT Test Date or, at the election of the Borrower, the closing of such Incremental Facilities; provided that there shall be no bankruptcy or payment event of default at the time of funding thereof),

Annex B-4

(iii)	the Incremental Facilities (x) will rank pari passu in right of payment and security with the other Term/Revolver Facilities, (y) may not be secured by any assets other than the Collateral (as defined below) and, if guaranteed, may not be guaranteed by any person which is not a Loan Party (as defined below) and (z) will have a final maturity no earlier than the then latest final maturity of the outstanding Term Facility in the case of an Incremental Term Facility or the then latest applicable Revolving Termination Date in the case of an Incremental Revolving Facility; provided that, the Borrower shall be permitted to incur Incremental Increases in an aggregate principal amount not to exceed the greater of $465,000,000 and 100% of Consolidated EBITDA having a maturity date prior to the then latest final maturity of the outstanding Term Facility or then latest applicable Revolving Termination Date, as applicable (such basket, the “Inside Maturity Date Basket”),

(iv)	subject to the proviso in clause (iii) above, the weighted average life to maturity of any Incremental Term Facility shall be no shorter than the then longest remaining weighted average life of the then outstanding Term Facility as of the date of the determination and any Incremental Revolving Facility will provide for no amortization or mandatory commitment reduction,

(v)	in the case of an Incremental Increase, such Incremental Increase shall be on the same terms (other than OID and upfront fees) and pursuant to the same documentation applicable to the Term Facility or the Revolving Facility, as applicable,

(vi)	in the case of any Incremental Term Facility or Incremental Revolving Facility, such Incremental Term Facility or Incremental Revolving Facility shall be on terms and pursuant to documentation to be determined by the Borrower and the lenders providing such Incremental Facilities; provided that, to the extent such terms and documentation are not substantially consistent with, in the case of an Incremental Term Facility, the Term Facility (except to the extent permitted by clause (iii) or (iv) above or clause (vii), (viii) or (xi) below), and in the case of an Incremental Revolving Facility, the Revolving Facility (except to the extent permitted by clause (viii), (x) or (xi) below), they shall be reasonably satisfactory to the Administrative Agent (it being understood that to the extent that any financial maintenance covenant is added for the benefit of any Incremental Facility, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant is also added for the benefit of any corresponding existing Term/Revolver Facility),

Annex B-5

(vii)	subject to clauses (iii) and (iv) above, the amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder,

(viii)	the all-in yield applicable to any Incremental Term Facility or any Incremental Revolving Facility will be determined by the Borrower and the lenders providing such Incremental Facility; provided, that, for the twelve (12) months following the Closing Date, if the applicable all-in-yield relating to an Incremental Term Loan Facility exceeds the applicable all-in-yield relating to the initial Term Loans by more than 0.50%, the applicable interest rate relating to the initial Term Loans shall be increased by an amount equal to the difference between the all-in-yield with respect to such Incremental Term Loan Facility and the corresponding all-in-yield on the initial Term Loans, minus 0.50% (the “MFN Provision”); provided further that the MFN Provision shall not be in effect following the date that is twelve (12) months after the Closing Date (the “MFN Sunset”),

(ix)
the representations and warranties in the Term/Revolver Documentation shall be true and correct in all material respects, provided that any representation and warranty that is qualified as to materiality shall be true and correct in all respects (after giving effect to such qualification therein) (provided that, in the case of an Incremental Facility used to finance an investment (including permitted acquisitions), only “specified representations” (conformed as necessary for such investment) shall be required to be true and correct in all material respects, provided that any representation and warranty that is qualified as to materiality shall be true and correct in all respects (after giving effect to such qualification therein)),

(x)
(A) any Incremental Revolving Facility may provide for the ability to permanently repay and terminate incremental revolving commitments on a pro rata basis or less than a pro rata basis (but not greater than pro rata basis) with other outstanding revolving facilities and (B) any Incremental Term Facility may provide for the ability to participate on a pro rata basis or less than a pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of the term loans under other outstanding Term Facilities, and

(xi)	any Incremental Facility shall permit Loans to be drawn in U.S. Dollars or in any other currency reasonably acceptable to the Administrative Agent and the lenders thereunder.

“First Lien Net Leverage Ratio” means the ratio of (i) Total Indebtedness of the Borrower and its restricted subsidiaries on a consolidated basis, which is secured by a lien on any asset of the Borrower or Guarantor and that is not subordinated to the liens on the Collateral securing the Term/Revolver Facilities, minus unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries as so reflected in accordance with U.S. generally accepted accounting principles (“GAAP”) to (ii) Consolidated EBITDA. In the event that any additional OID or upfront fees are implemented pursuant to the “market flex” provisions of the Fee Letter, any First Lien Net Leverage Ratio tests set forth in the Term Sheet shall be adjusted to account for the additional interest expense or additional indebtedness and to maintain the agreed cushion taking into account such additional interest expense or additional indebtedness.

Annex B-6

The Borrower may in its sole discretion seek commitments in respect of the Incremental Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Lenders in connection therewith (in the case of such additional banks, financial institutions and other institutional lenders, subject to the consent of the Administrative Agent, solely to the extent that such consent would be required for an assignment to such Lender, and, in the case of an Incremental Revolving Facility or any Incremental Increase to the Revolving Facility, each Issuing Bank and Swingline Lender, solely to the extent such consent would be required for an assignment to any such Lender under the Revolving Facility (in each case, such consent not to be unreasonably conditioned, withheld or delayed)).

In addition, the Borrower may, in lieu of adding Incremental Facilities, utilize any part of the available Incremental Amount by issuing or incurring Incremental Equivalent Debt, subject to customary conditions consistent with the Term/Revolver Documentation Principles including, without limitation, to the extent applicable, being subject to an Acceptable Intercreditor Agreement (as defined below); provided that (i) in the case of Incremental Equivalent Debt secured on a junior basis to the Term/Revolver Facilities, in lieu of complying with the maximum First Lien Net Leverage Ratio test set forth in clause (c) of paragraph (i) above, the Borrower shall be required to comply with a pro forma maximum Secured Net Leverage Ratio (as defined below) equal to 0.50x above the Secured Net Leverage Ratio as of the Closing Date and (ii) in the case of unsecured Incremental Equivalent Debt, in lieu of complying with the maximum First Lien Net Leverage Ratio test set forth in clause (c) of paragraph (i) above, the Borrower shall be required to comply with a pro forma maximum Total Net Leverage Ratio equal to 0.50x above the Total Net Leverage Ratio as of the Closing Date.

If the Borrower incurs indebtedness under an Incremental Facility or Incremental Equivalent Debt using the Fixed Incremental Amount on the same date that it incurs indebtedness using the Ratio Incremental Amount, the First Lien Net Leverage Ratio or other applicable ratio will be calculated without regard to any incurrence of indebtedness under the Fixed Incremental Amount.

“Incremental Equivalent Debt” means indebtedness in an amount not to exceed the then available Incremental Amount consisting of the issuance of senior secured first lien notes, junior lien loans or notes, subordinated unsecured loans or notes or senior unsecured loans or notes, in each case, issued in a public offering, Rule 144A or other private placement or customary bridge in lieu of the foregoing, or junior lien secured or unsecured “mezzanine” debt; provided that such Incremental Equivalent Debt shall reflect market terms and conditions at the time of incurrence or issuance thereof, in each case, as determined in good faith by the Borrower and shall be subject to the requirements set forth in the first paragraph of this “Incremental Facilities” section, as applicable, except clauses (iii)(x), (v), (vi) and (ix) thereof; provided further, that clauses (iii)(z) and (iv) thereof shall not apply to any bridge facility on customary terms if the long-term indebtedness that such bridge facility is to be converted into satisfies the maturity and amortization restrictions in such clauses and clause (vii) shall only apply to Incremental Equivalent Debt secured by the Collateral on a pari passu basis with the Term/Revolver Facilities.

Annex B-7

“Secured Net Leverage Ratio” means the ratio of (i) Total Indebtedness of the Borrower and its restricted subsidiaries on a consolidated basis, which is secured by a lien on any asset of the Borrower or Guarantor, minus unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries as so reflected in accordance with GAAP to (ii) Consolidated EBITDA.  In the event that any additional OID or upfront fees are implemented pursuant to the “market flex” provisions of the Fee Letter, any Secured Net Leverage Ratio tests set forth in the Term Sheet shall be adjusted to account for the additional interest expense or additional indebtedness and to maintain the agreed cushion taking into account such additional interest expense or additional indebtedness.

“Total Net Leverage Ratio” means the ratio of (i) Total Indebtedness of the Borrower and its restricted subsidiaries on a consolidated basis, minus unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries as so reflected in accordance with GAAP to (ii) Consolidated EBITDA. In the event that any additional OID or upfront fees are implemented pursuant to the “market flex” provisions of the Fee Letter, any Total Net Leverage Ratio tests set forth in the Term Sheet shall be adjusted to account for the additional interest expense or additional indebtedness and to maintain the agreed cushion taking into account such additional interest expense or additional indebtedness.

“Total Indebtedness” means (a) the outstanding principal amount of indebtedness for borrowed money (including any obligations in respect of drawn letters of credit that have not been reimbursed), purchase money indebtedness, capital lease obligations and surety bonds to the extent such surety bonds exceed $85 million in the aggregate and (b) all guarantees with respect to outstanding indebtedness of the types specified in clause (a) of persons other than the Borrower or any subsidiary.

4.           Refinancing Facilities

The Term/Revolver Documentation will permit the Borrower to refinance loans and commitments under the Term/Revolver Facilities (including, for the sake of clarity, any Incremental Facility or Extension Facility) from time to time, in whole or part, in a principal amount not to exceed the principal amount of indebtedness so refinanced (plus any accrued but unpaid interest, premiums (including tender premiums), penalties and fees payable by the terms of such indebtedness thereon and reasonable fees, expenses, OID and upfront fees incurred in connection with such refinancing), with one or more new facilities (each, a “Refinancing Facility”) under the Term/Revolver Documentation with the consent of the Borrower, the Administrative Agent (not to be unreasonably withheld) and the lenders providing such Refinancing Facility or with one or more additional series of (i) senior or subordinated unsecured notes or loans, (ii) senior secured notes or loans that will be secured by the Collateral on a pari passu basis with the Term/Revolver Facilities (but without regard to control of remedies) or (iii) junior lien secured notes or loans that will be secured on a junior basis to the Term/Revolver Facilities (including with regard to control of remedies) (such notes or loans, “Refinancing Notes” and, together with any Refinancing Facility, the “Refinancing Debt”); provided that (A) any Refinancing Facility or Refinancing Notes do not mature prior to the maturity date of the applicable Facility being refinanced, or have a shorter weighted average life than the loans under the Term Facility or Revolving Commitments being refinanced, (B) any Refinancing Notes in the form of notes are not subject to any amortization prior to final maturity and are not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions), (C) there shall be no borrowers or guarantors in respect of any Refinancing Facility or Refinancing Notes that are not a Borrower or a Guarantor, (D) if secured, such Refinancing Facility or Refinancing Notes shall not be secured by any assets that do not constitute Collateral, (E) the other terms and conditions of such Refinancing Facility or Refinancing Notes (excluding pricing, fees, rate floors and optional prepayment or redemption terms) are (x) substantially identical to or are (taken as a whole) no more favorable to the lenders providing such Refinancing Facility or Refinancing Notes, as applicable, than those applicable to the Term Facility or Revolving Commitments (taken as a whole) being refinanced or (y) reflective of market terms and conditions at the time of incurrence or issuance thereof, in each case, as determined in good faith by the Borrower (except for covenants or other provisions applicable only to periods after the final maturity date of the Term Facility or Revolving Commitments being so refinanced), (F) the proceeds of any Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding loans (and, in the case of the Revolving Facility, to the pro rata commitment reduction) under the applicable Term/Revolver Facility being so refinanced, and (G) any secured Refinancing Notes shall be subject to an Acceptable Intercreditor Agreement.

Annex B-8

CERTAIN PAYMENT AND OTHER PROVISIONS
Default Rate:
Any principal payable under or in respect of the Term/Revolver  Facilities not paid when due shall bear interest at the applicable interest rate plus 2.00% per annum.  Other overdue amounts (including overdue interest) shall bear interest at the interest rate applicable to ABR loans plus 2.00% per annum.

Annex B-9

Guarantees:	All present and future obligations and liabilities of the Borrower under (i) the Term/Revolver Facilities, (ii) any interest rate protection, currency exchange or other hedging arrangements entered into with the Administrative Agent, a Lender or any affiliate of the Administrative Agent or a Lender and (iii) any cash management arrangements entered into with the Administrative Agent, a Lender or any affiliate of the Administrative Agent or a Lender, in the case of clauses (ii) and (iii), at the time of the entering into of such arrangements (collectively, the “Borrower Obligations”) will be unconditionally guaranteed jointly and severally (the “Guarantees”) by each of the Borrower’s direct or indirect existing or subsequently organized or acquired wholly-owned restricted subsidiaries that are U.S. Subsidiaries (as defined below) (collectively, the “Guarantors”; the Guarantors, together with the Borrower, the “Loan Parties”), in each case, other than (collectively, the “Excluded Subsidiaries”):

(a)	any subsidiary (x) that would be prohibited or restricted by applicable law or contract (including any requirement to obtain the consent, approval, license or authorization of any governmental authority or third party, unless such consent, approval, license or authorization has been received, but excluding any restriction in any organizational documents of such subsidiary) so long as (i) in the case of subsidiaries of the Borrower existing on the Closing Date, such contractual obligation is in existence on the Closing Date and not entered into in contemplation thereof and (ii) in the case of subsidiaries of the Borrower acquired after the Closing Date, such contractual obligation is in existence at the time of such acquisition and not entered into in contemplation thereof, or (y) would result in material adverse tax consequences as reasonably determined by the Borrower,

(b)	any direct or indirect U.S. Subsidiary substantially all of the assets of which consist (directly or indirectly through entities that are treated as a disregarded entities for U.S. federal income tax purposes) of capital stock and/or indebtedness of one or more Non-U.S. Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (a “CFC Holdco”),

(c)	any U.S. Subsidiary that is a direct or indirect subsidiary of (i) a Non-U.S. Subsidiary or (ii) a CFC Holdco,

(d)	captive insurance subsidiaries, not-for-profit subsidiaries, special purpose entities (to be defined in a manner consistent with the Term/Revolver Documentation Principles) and immaterial subsidiaries (to be defined in a manner consistent with the Term/Revolver Documentation Principles),

(e)	any restricted subsidiary acquired with pre-existing indebtedness permitted to remain outstanding under the Term/Revolver Documentation (to the extent such Guarantee would be prohibited by or require consent pursuant to the terms of such indebtedness), and

(f)	any subsidiary to the extent that the burden or cost of providing a Guarantee outweighs the benefit afforded thereby as reasonably determined by the Borrower and the Administrative Agent;

Annex B-10

provided that subsidiaries that are not “eligible contract participants” shall not guarantee swap obligations to the extent not permitted by the Commodity Exchange Act, or any regulation thereunder, by virtue of such subsidiary failing to constitute an “eligible contract participant.” For the avoidance of doubt, entities with respect to which the Borrower, directly or indirectly, owns 50% or less of the voting equity interests will not be subsidiaries of the Borrower.

For purposes of the Term/Revolver Documentation, (a) “U.S. Subsidiary” means any direct or indirect subsidiary of the Borrower organized under the laws of the United States, any state thereof or the District of Columbia and (b) “Non-U.S. Subsidiary” means any direct or indirect subsidiary of the Borrower that is not a U.S. Subsidiary.

Security:	Subject in all respects to the Limited Conditionality Provision, the Borrower Obligations and the obligations of each Guarantor under the Guarantees will be secured by, subject to certain permitted liens, a first priority perfected security interest in substantially all of the present and after-acquired assets of the Borrower and each Guarantor (collectively, the “Collateral”), including but not limited to: (a) a perfected pledge of all of the capital stock of the Borrower and each Guarantor, (b) a perfected pledge of all the capital stock directly held by the Borrower or any Guarantor in any wholly-owned restricted subsidiary (which pledge, in the case of the capital stock of any Non-U.S. Subsidiary or CFC Holdco shall be limited to 65% of the capital stock of such subsidiary or CFC Holdco, as the case may be) and (c) perfected security interests (subject to certain permitted liens and customary exceptions and any other liens permitted to remain outstanding pursuant to the terms of the Acquisition Agreement) in, and mortgages on, substantially all other tangible and intangible assets of the Borrower and each Guarantor (including without limitation accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, fee owned real property, material intercompany notes and proceeds of the foregoing).

Notwithstanding the foregoing,

(a)	the Collateral shall not include the following (collectively, “Excluded Assets”):

(i)	any fee owned real property with a fair market value, individually, not in excess of $50,000,000, any real property leasehold rights and interests (it being understood there shall be no requirement to obtain any landlord or other third party waivers, estoppels or collateral access letters) or any fixtures affixed to any real property to the extent (A) such real property does not constitute Collateral and (B) a security interest in such fixtures may not be perfected by a UCC-1 financing statement in the jurisdiction of organization of the applicable Borrower or Guarantor,

	(ii)	motor vehicles, aircraft and other assets subject to certificates of title and immaterial commercial tort claims,

Annex B-11

(iii)
letter of credit rights (other than to the extent consisting of supporting obligations that can be perfected solely by the filing of a Uniform Commercial Code financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights other than filing of a Uniform Commercial Code financing statement)),

(iv)
any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby (excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code),

(v)
pledges and security interests prohibited or restricted by applicable law, rule or regulation (including any requirement to obtain the consent of any governmental authority, regulatory authority or third party unless such consent has been obtained),

(vi)	(A) margin stock and (B) equity interests in joint ventures and non-wholly-owned subsidiaries (except to the extent not prohibited by contract or organizational documents),

(vii)	any lease, license or agreement, or any property subject to a purchase money security interest, capital lease obligation or similar arrangement, in each case, to the extent that a grant of a security interest therein to secure the Term/Revolver Facilities would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a restricted subsidiary) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition,

(viii)	any assets to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent,

(ix)
any intent-to-use application trademark application prior to the filing, and acceptance by the U.S. Patent and Trademark Office, of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law,

(x)
assets where the cost of obtaining a security interest therein is excessive in relation to the practical benefit to the lenders afforded thereby as reasonably determined between the Borrower and the Administrative Agent,

Annex B-12

(xi)	any acquired property (including property acquired through acquisition or merger of another entity) if at the time of such acquisition the granting of a security interest therein or the pledge thereof is prohibited by any contract or other agreement (in each case, not created in contemplation thereof) to the extent and for so long as such contract or other agreement prohibits such security interest or pledge,

(xii)	the capital stock of (A) captive insurance subsidiaries, (B) not-for-profit subsidiaries, (C) special purpose entities, (D) unrestricted subsidiaries and (E) immaterial subsidiaries, and

(xiii)	other exceptions to be mutually agreed upon;

(b)
no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in any Collateral or to perfect any security interest in such Collateral, including any intellectual property registered in any non-U.S. jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction or any requirement to make any filings in any foreign jurisdiction, including with respect to foreign intellectual property);

(c)
other than in respect of certain debt owing to the Loan Parties (if applicable) and certificated equity interests of any Guarantor and wholly-owned restricted subsidiaries otherwise required to be pledged, perfection through control agreements or perfection by “control” shall not be required with respect to any Collateral (including deposit accounts and other bank or securities accounts, etc.); and

	(d)	perfection by possession of immaterial notes and other evidence of immaterial indebtedness shall not be required with respect to any Collateral.

Mandatory Prepayments:	Term Loans shall be prepaid with the following:

(a)
50% of Excess Cash Flow (to be defined in a manner consistent with the Term/Revolver Documentation Principles) for each fiscal year of the Borrower (commencing with the first full fiscal year ending after the Closing Date) (“Excess Cash Flow Sweep”), with step-downs to 25% and 0% based upon achievement of First Lien Net Leverage Ratio levels of 0.50x less than the First Lien Net Leverage Ratio as of the Closing Date and 1.00x less than the First Lien Net Leverage Ratio as of the Closing Date, respectively (the “Excess Cash Flow Step-downs”); provided that any such Excess Cash Flow prepayments shall be required only to the extent by which the amount of the prepayment exceeds $75,000,000 (the “Excess Cash Flow Sweep Threshold”);

Annex B-13

(b)
100% (with step-downs to 50% and 0% based upon achievement of First Lien Net Leverage Ratio levels of 0.50x less than the First Lien Net Leverage Ratio as of the Closing Date and 1.00x less than the First Lien Net Leverage Ratio as of the Closing Date, respectively (the “Asset Sale Sweep Step-downs”)) of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (including casualty insurance and condemnation proceeds), but with exceptions for sales of inventory, ordinary course dispositions, dispositions of obsolete or worn-out property, property no longer used or useful in the business and other exceptions to be set forth in the Term/Revolver Documentation in excess of $75,000,000 (with only the amount in excess of such limit required to be offered to prepay) (the “Asset Sale Prepayment Amount”) and subject to the right of the Borrower to reinvest or commit to reinvest such proceeds within 24 months (or, if a binding commitment has been made, 30 months) (the “Reinvestment Period”); and

(c)
100% of the net cash proceeds of issuances or incurrences of debt obligations of the Borrower, any Guarantor or any restricted subsidiary of the Borrower or any Guarantor (except the net cash proceeds of any permitted debt or Refinancing Debt).

Mandatory prepayments of the Term Loans shall be applied to the scheduled installments of principal as directed by the Borrower or, in the absence of any direction, in direct order of maturity of remaining amortization payments. Mandatory prepayments shall be applied pro rata among classes of term loans to the extent secured by the Collateral on a pari passu basis, except that (i) the Borrower may direct that any proceeds of Refinancing Debt shall be applied to the class or classes of term loans to be refinanced as selected by the Borrower and (ii) any Incremental Term Facility and any Refinancing Facility may participate in mandatory prepayments on a pro rata or less than pro rata basis. Mandatory prepayments under clauses (a) and (b) above may be applied ratably to prepay or offer to purchase any first lien secured indebtedness if required under the terms of the applicable documentation governing such first lien secured indebtedness.

All prepayments referred to in clauses (a) and (b) above are subject to there being no materially adverse tax consequences as reasonably determined by the Borrower (which, for the avoidance of doubt, includes, but is not limited to, any prepayment whereby doing so the Borrower and its restricted subsidiaries would incur a material tax liability (taking into account any foreign tax credit or benefit that would be realized in connection with such repatriation), including a tax dividend, deemed dividend pursuant to Section 956 of the Internal Revenue Code or a withholding tax) and to permissibility under (i) local law (e.g., financial assistance, corporate benefit, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant subsidiaries) and (ii) material constituent document restrictions (including as a result of minority ownership by third parties) and other material agreements (so long as any prohibition is not created in contemplation of such prepayment), with excess cash flow being allocated among subsidiaries in various jurisdictions in a manner to be agreed in the Term/Revolver Documentation; provided that U.S. Subsidiaries of the Borrower shall be entitled to reduce excess cash flow pursuant to this sentence by the foreign subsidiaries’ portion of excess cash flow in any fiscal year. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a default or an event of default, and such amounts shall be available for working capital purposes of the Borrower and its restricted subsidiaries as long as not required to be prepaid in accordance with the following provisions. The Borrower and its restricted subsidiaries will undertake to use commercially reasonable efforts for one year to overcome or eliminate any such restrictions (subject to the considerations above and as determined in the Borrower’s reasonable business judgment) to make the relevant prepayment. Notwithstanding the foregoing, any prepayments required after application of the above provision shall be net of any costs, expenses or taxes incurred by the Borrower or any of its affiliates and arising as a result of compliance with the preceding sentence.

Annex B-14

Any Term Facility Lender may elect not to accept any mandatory prepayment (except with respect to Term Loans being refinanced with Refinancing Debt) (each such Lender, a “Declining Lender”). Any prepayment amount declined by the Lenders (each, a “Declined Amount”) may be retained by the Borrower and shall increase the Available Amount Basket (as defined below).

The loans under the Revolving Facility shall be prepaid and letters of credit cash collateralized to the extent such extensions of credit exceed the amount of the commitments under the Revolving Facility.

Voluntary Prepayments:	Voluntary prepayments of borrowings under the Term/Revolver Facilities will be permitted at any time (subject to customary notice requirements and the section labeled “Prepayment Premium” below), in minimum principal amounts consistent with the Term/Revolver Documentation Principles and without premium or penalty, subject to reimbursement of the Lenders’ actual redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings prior to the last day of the relevant interest period. All voluntary prepayments will be applied to the remaining amortization payments or to any class or classes of loans (including as between the initial Term Loans and classes of extended loans under any Term Extension Facility or classes of loans under any Incremental Facilities or Refinancing Facilities) as directed by the Borrower (and absent such direction, pro rata among classes in direct order of maturity thereof).

Annex B-15

Prepayment Premium:	The Borrower shall pay a “prepayment premium” in connection with any Repricing Event (as defined below) with respect to all or any portion of Term Loans that occurs within six (6) months of the Closing Date, in an amount equal to 1.0% of the principal amount of Term Loans subject to such Repricing Event. The term “Repricing Event” shall mean (i) any prepayment or repayment of Term Loans substantially concurrently with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of term loans the primary purpose of which is to lower the “effective” interest rate applicable to Term Loans so prepaid (whether in the form of interest rate margins, OID, upfront fees or coupon) and (ii) any amendment to the Term Loan Facility the primary purpose of which is to reduce the “effective” interest rate (whether in the form of interest rate margins, OID, upfront fees or coupon) applicable to Term Loans (in each case, with original issue discount and upfront fees, which shall be deemed to constitute like amounts of original issue discount, being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed four-year life to maturity), including any mandatory assignment in connection therewith with respect to each Lender that refuses to consent to such amendment; provided that a Repricing Event shall not include any amendment, prepayment, repayment or repricing made in connection with a change of control, initial public offering or a Transformative Acquisition. For purposes of the foregoing, “Transformative Acquisition” shall mean any acquisition or investment by the Borrower or any restricted subsidiary that is either (a) not permitted by the terms of the Term/Revolver Documentation immediately prior to the consummation of such acquisition or investment or (b) if permitted by the terms of the Term/Revolver Documentation immediately prior to the consummation of such acquisition or investment, would not provide the Borrower and its restricted subsidiaries with adequate flexibility under the Term/Revolver Documentation for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

Term/Revolver Documentation:	The definitive documentation for the Term/Revolver Facilities (the “Term/Revolver Documentation”) shall initially be prepared by counsel to the Borrower and shall be consistent with this Term Sheet and shall contain only those amortization payments, conditions to borrowing, mandatory prepayments, representations, warranties, financial, affirmative and negative covenants and events of default expressly set forth in this Term Sheet (subject only to the exercise of any “market flex” expressly provided in the Fee Letter) applicable to the Borrower, the Guarantors and the restricted subsidiaries of the Borrower or the Guarantors and shall: (i) reflect the operational and strategic requirements of the Borrower, the Guarantors and the respective subsidiaries of the Borrower and the Guarantors in light of their size, industries and practices, matters disclosed in the Acquisition Agreement (including the schedules thereto), cash flow, leverage and proposed business plan, (ii) be negotiated in good faith to finalize the Term/Revolver Documentation giving effect to the Limited Conditionality Provision, (iii) be no less favorable (except as expressly set forth in this Annex B) to the Borrower, the Guarantors and their respective subsidiaries than a precedent to be mutually agreed between the Borrower and the Administrative Agent (the “Identified Precedent”), with customary modifications reflecting changes in law and the administrative, operational and agency requirements of the Administrative Agent and modifications to reflect the industry of the Borrower and its subsidiaries (including Title IV and other regulatory and legal matters), and (iv) unless otherwise described herein, include standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the foregoing (together, the “Term/Revolver Documentation Principles”). Notwithstanding the foregoing, all leases of the Borrower, the Guarantors and the respective restricted subsidiaries of the Borrower or each Guarantor that are or would be treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update shall be accounted for as operating leases for purposes of the defined financial terms, including “Capital Lease Obligations” under the Term/Revolver Documentation regardless of any change to GAAP following such date which would otherwise require such leases to be treated as capital leases; provided that financial reporting shall not be affected thereby.

Annex B-16

For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including any leverage ratio or the amount of Consolidated EBITDA), such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no default or event of default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

With respect to any amount incurred or transaction entered into (or consummated) in reliance on a provision of the Term/Revolver Documentation that does not require compliance with a financial ratio or test (any such amount, a “Fixed Amount”) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of the Term/Revolver Documentation that requires compliance with a financial ratio or test (including any leverage ratio or the amount of Consolidated EBITDA) (any such amount, an “Incurrence-Based Amount”), it is understood and agreed that any Fixed Amount shall be disregarded in the calculation of the financial ratio or test applicable to any substantially concurrent utilization of the Incurrence-Based Amount.

In addition, the Term/Revolver Documentation will authorize and require the Administrative Agent to enter into (a) if applicable, any intercreditor agreement in the form attached as an exhibit to the Term/Revolver Documentation with such modifications thereto as may be reasonably acceptable to the Administrative Agent, (b) any intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of liens or arrangements relating to the distribution of payments, as applicable, at the time the intercreditor agreement is proposed to be established in light of the type of indebtedness subject thereto or (c) another intercreditor agreement the terms of which are reasonably satisfactory to the Administrative Agent (any such intercreditor agreement, an “Acceptable Intercreditor Agreement”).

Representations and Warranties:	Limited to the following (to be applicable to the Borrower, the Guarantors and the restricted subsidiaries of the Borrower and each Guarantor): organization; existence, qualification and power; execution, enforceability and delivery of the Term/Revolver Documentation; compliance with laws; authorization; no violation of or conflict with applicable law, organizational documents or material agreements; governmental authorization and other material third party consents; binding effect; financial statements and projections; no Material Adverse Effect (as defined below); litigation; labor matters; ownership of property; environmental matters; taxes; ERISA compliance; subsidiaries; margin regulations; Investment Company Act; accuracy of disclosure as of the Closing Date (to be consistent with the “10b-5” representation set forth in the Commitment Letter); intellectual property; solvency at closing; creation, validity, perfection and priority of security interests in the Collateral (subject to customary permitted liens and the Limited Conditionality Provision); status of senior debt (if applicable); no default; insurance; affected financial institutions; FCPA; OFAC; and Patriot Act, subject, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality consistent with the Term/Revolver Documentation Principles and in all respects limited on the Closing Date to the Specified Acquisition Agreement Representations and the Specified Representations.

Annex B-17

“Material Adverse Effect” means (1) on the Closing Date, an Acquisition Agreement Material Adverse Effect (as defined in the Conditions Annex) and (2) after the Closing Date (a) a material adverse effect on the business, assets, financial condition or results of operations of the Borrower, the Guarantors and their respective restricted subsidiaries, taken as a whole, (b) a material adverse effect on the rights and remedies of the Lenders, the Swingline Lender, the Issuing Lenders and the Administrative Agent, taken as a whole, under any Term/Revolver Documentation or (c) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Term/Revolver Documentation.

Conditions Precedent to Initial Borrowing:	The availability of the Facilities on the Closing Date will be subject solely to those conditions precedent set forth in Section 3 of the Commitment Letter and in the Conditions Annex.

On-Going Revolving Facility Conditions Precedent:	The making of each Loan or the issuance of a letter of credit after the Closing Date under the Revolving Facility, except as set forth above for Incremental Facilities, shall be conditioned solely upon (a) the accuracy in all material respects of all representations and warranties in the Term/Revolver Documentation; provided that any representation and warranty that is qualified as to materiality shall be true and correct in all respects (after giving effect to such qualification therein), (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit, and (c) delivery of a customary borrowing notice.

Affirmative Covenants:	Limited to the following (except as provided in the following sentence, to be applicable to the Borrower and its restricted subsidiaries): delivery of quarterly and annual consolidated financial statements of the Borrower (accompanied, in the case of annual financial statements, by an audit opinion from a nationally recognized accounting firm that is not subject to qualification as to the scope of such audit, but that may contain a “going concern” statement that is solely due to the impending maturity of any Incremental Equivalent Debt or the Facilities (including, for the avoidance of doubt, any Incremental Facility, Refinancing Debt and Extension Facility) scheduled to occur within one year, or any prospective or actual default of any financial covenant); annual budgets; lender calls; customary MD&A; use of commercially reasonable efforts to obtain and maintain public ratings; certificates; notices; payment of taxes; preservation of existence; maintenance of properties; maintenance of insurance; compliance with laws (including OFAC, FCPA and other anti-terrorism/anti-corruption laws and sanctions); books and records; inspection rights; covenant to guarantee obligations and give security; designation of subsidiaries; further assurances as to security; and use of proceeds, subject, in the case of each of the foregoing covenants, to exceptions and qualifications consistent with the Term/Revolver Documentation Principles.

Annex B-18

Negative Covenants:	Consistent with the Term/Revolver Documentation Principles and limited to the following (to be applicable to the Borrower and the restricted subsidiaries of the Borrower): incurrence based limitations on the incurrence of debt; liens, restricted payments, fundamental changes, asset sales, investments (including acquisitions), lines of business, burdensome agreements, prepayment of junior lien indebtedness or unsecured debt that is contractually subordinated to the Facilities in right of payment (such indebtedness, “Junior Indebtedness”) or amendments to debt documents governing such Junior Indebtedness or organizational documents, in each case, to the extent such amendments are materially adverse to the applicable Lenders, transactions with affiliates above an agreed-upon threshold, further negative pledges with respect to the Collateral securing the Facilities, limitations on distributions by subsidiaries, limitations on dividends or distributions on, or redemptions of, the Borrower’s capital stock and changes in fiscal year; in the case of each of the foregoing covenants subject to the exceptions set forth below and other exceptions, qualifications and, as appropriate, baskets to be agreed upon consistent with the Term/Revolver Documentation Principles.

The negative covenants will be subject, in the case of each of the foregoing covenants to exceptions, qualifications and “baskets” to be set forth in the Term/Revolver Documentation, including (x) baskets to be based on the greater of an amount to be mutually agreed and a corresponding percentage of Consolidated EBITDA (with certain exceptions) and (y) an “Available Amount Basket”, that will be built by, among other things, (a) an amount equal to the greater of $125,000,000 and 26% of Consolidated EBITDA (the “Available Amount Starter Basket”), plus (b), if positive, 50% of cumulative consolidated net income (taken as a single period), plus (c) the cash proceeds of new public or private equity issuances of the Borrower (other than disqualified stock), plus (d) capital contributions to the Borrower made in cash, cash equivalents or property (at the fair market value thereof) (other than disqualified stock), plus (e) the net cash proceeds of debt and disqualified equity of the Borrower and its restricted subsidiaries, in each case, issued after the Closing Date, which have been exchanged or converted into qualified equity of the Borrower, plus (f) the net cash proceeds to the Borrower and its restricted subsidiaries of sales of investments made using the Available Amount Basket, plus (g) returns, profits, distributions and similar amounts received in cash or cash equivalents by the Borrower and its restricted subsidiaries made using the Available Amount Basket on investments, plus (h) the investments of the Borrower and its restricted subsidiaries made using the Available Amount Basket in any unrestricted subsidiary that has been re-designated as a restricted subsidiary or that has been merged or consolidated with or into the Borrower or any of its restricted subsidiaries (up to the fair market value of the investments of the Borrower and its restricted subsidiaries in such unrestricted subsidiary at the time of such re-designation or merger or consolidation), plus (i) Declined Amounts, plus (j) net proceeds of non-ordinary course asset sales to the extent such asset sale proceeds are excepted from the related mandatory prepayment provision as a result of the leverage-based stepdowns (the “Retained Asset Sale Proceeds”). The Available Amount Basket may be used for investments, restricted payments and the prepayment, repurchase or redemption of Junior Indebtedness; provided that the use of the Available Amount Basket for restricted payments, investments or the prepayment, repurchase or redemption of Junior Indebtedness shall be subject to the absence of any continuing event of default and subject to the requirement that the Borrower can incur $1 of unsecured Ratio Debt.

Annex B-19

The Term/Revolver Documentation will contain exceptions to the covenants consistent with the Term/Revolver Documentation Principles and will include, without limitation:

Asset sales (a) on an unlimited basis permitted subject to (i) at least 75% of the proceeds in excess of $40,000,000 per transaction and $60,000,000 per fiscal year to consist of cash or cash equivalents (subject to customary exceptions to the cash consideration requirement to be set forth in the Term/Revolver Documentation, including the ability to dispose of assets in exchange for similar assets or assets beneficial to the business of the Borrower, the Guarantors and their respective subsidiaries), (b) a basket for non-cash consideration in an amount up to the greater of $100,000,000 and 21% of Consolidated EBITDA (that may be designated as cash consideration), (ii) receiving fair market value (as determined by the Borrower in good faith), and (iii) a requirement that the net cash proceeds of asset sales be applied in accordance with “Mandatory Prepayments” above (without limiting the reinvestment rights applicable thereto) and (c) a general basket in an aggregate amount per fiscal year not to exceed the greater of $106,000,000 and 22% of Consolidated EBITDA (the “General Asset Sale Basket”).

Sale/Leaseback transactions in an amount not to exceed the greater of $100,000,000 and 21% of Consolidated EBITDA.

Acquisitions permitted (“Permitted Acquisitions”) so long as (i) there is no event of default and the Borrower shall be in pro forma compliance with the Financial Covenant as of the LCT Test Date or, at the election of the Borrower, the closing of such acquisition (subject to customary “Sungard” conditionality), (ii) the acquired entity or assets are in the same or generally related, complementary or ancillary lines of business as the Borrower, the Guarantors and their respective restricted subsidiaries and (iii) the acquired entity and its subsidiaries (subject to limitations in “Guarantees” and “Security” above) will become Guarantors and pledge their Collateral to the Administrative Agent, and subject to a limit to be agreed on acquisitions of entities that will not become Guarantors or assets that will not constitute Collateral in an amount not to exceed $150,000,000 (as reduced by any amount of investments in restricted subsidiaries that are not Guarantors pursuant to clause (iii) of the second following paragraph, the “Non-Guarantor Investment Cap”).

Annex B-20

Dividends/distributions exceptions to include (i) a basket for dividends/distributions funded with qualified equity proceeds that do not increase the Available Amount Basket (to the extent not otherwise applied for Junior Indebtedness prepayments), (ii) unlimited restricted payments so long as the pro forma Total Net Leverage Ratio does not exceed 0.50x less than the Total Net Leverage Ratio as of the Closing Date, subject to the absence of any continuing event of default (the “Incurrence-Based Restricted Payment Basket”), (iii) a shared general basket in an amount of the greater of $150,000,000 and 32% of Consolidated EBITDA, which amounts may be used for prepayments of Junior Indebtedness, subject to the absence of any continuing event of default (the “Shared Restricted Payments Basket”) and (iv) to the extent constituting a restricted payment, the consummation of the Transactions.

Investment exceptions to include (i) a general basket for investments in an outstanding amount not to exceed the greater of $200,000,000 and 43% of Consolidated EBITDA, subject to the absence of any continuing event of default (the “General Investments Basket”), (ii) investments in joint ventures in an outstanding amount not to exceed the greater of $100,000,000 and 21% of Consolidated EBITDA, subject to the absence of any continuing event of default, (iii) unlimited intercompany investments among the Borrower, the Guarantors and their respective restricted subsidiaries (including intercompany loans), reorganizations and other similar activities (with a shared cap on such investments in restricted subsidiaries that are not Guarantors not to exceed the Non-Guarantor Investment Cap), (iv) investments in unrestricted subsidiaries in an outstanding amount not to exceed the greater of $100,000,000 and 21% of Consolidated EBITDA, (v) a carve out for loans and advances to officers and directors, members of management and consultants made in connection with such person’s purchase of the equity interests of the Borrower, (vi) an exception for unlimited investments, so long as the pro forma Total Net Leverage Ratio is equal to or less than 0.25x less than the Total Net Leverage Ratio as of the Closing Date and the absence of any continuing event of default (the “Incurrence-Based Investments Basket”) and (vi) a basket for investments funded with qualified equity proceeds or consideration paid in equity that does not build the Available Amount Basket.

Lien exceptions to include (i) liens securing the Incremental Facilities, Incremental Equivalent Debt and Refinancing Debt, (ii) liens securing permitted purchase money indebtedness and capital leases, (iii) liens securing Ratio Debt and other indebtedness or obligations of the Borrower and Guarantors (“Ratio Liens”) subject to (x) with respect to indebtedness that is secured by liens on the Collateral that are pari passu in right of security with the Term/Revolver Facilities or by liens on assets that do not constitute Collateral, pro forma compliance with a maximum First Lien Net Leverage Ratio equal to 0.25x above than the First Lien Net Leverage Ratio as of the Closing Date and (y) with respect to indebtedness that is secured by liens on the Collateral that are junior in right of security with the Term/Revolver Facilities, pro forma compliance with a maximum Secured Net Leverage Ratio equal to 0.50x above the Secured Net Leverage Ratio as of the Closing Date, in each case, subject to an Acceptable Intercreditor Agreement, (iv) a general basket of at least the greater of $465,000,000 and 100% of Consolidated EBITDA, which cannot be secured on a pari passu basis with the Term/Revolver Facilities (the “General Lien Basket”), (v) an additional basket not to exceed $35,000,000, which can be secured on a pari passu basis with the Term/Revolver Facilities and (vi) liens securing pension obligations that arise in the ordinary course of business.

Annex B-21

Debt exceptions to include:

●	purchase money debt/capital lease obligations not to exceed the greater of $150,000,000 and 32% of Consolidated EBITDA;

●	secured or unsecured indebtedness subject to the terms and conditions applicable and as set forth herein with respect to Incremental Facilities, Incremental Equivalent Debt and Refinancing Debt;

●	indebtedness (“Ratio Debt”) (subject to customary restrictions consistent with those set forth in the Identified Precedent) so long as the Total Net Leverage Ratio is equal to or less than the Total Net Leverage Ratio as of the Closing Date on a pro forma basis,

●	in the case of indebtedness secured on a pari passu basis with the Facilities, the First Lien Net Leverage Ratio is equal to or less 0.25x above than the First Lien Net Leverage Ratio as of the Closing Date on a pro forma basis,

●	in the case of indebtedness secured on a junior basis to the Facilities, the Secured Net Leverage Ratio is equal to or less than 0.50x above the Secured Net Leverage Ratio as of the Closing Date on a pro forma basis, and

●	in the case of indebtedness that is unsecured, the Total Net Leverage Ratio is equal to or less 0.50x above than the Total Net Leverage Ratio as of the Closing Date, on a pro forma basis,

provided, that (i) the amount of Ratio Debt incurred by non-Guarantor subsidiaries shall not exceed the shared Non-Guarantor Debt Cap and (ii) such Ratio Debt shall be subject to the requirements for Incremental Equivalent Debt.

●	indebtedness of joint ventures in an amount outstanding not to exceed the greater of $100,000,000 and 21% of Consolidated EBITDA;

●	non-Guarantor subsidiaries or affiliates may incur other indebtedness in an outstanding principal amount not to exceed the greater of $150,000,000 and 32% of Consolidated EBITDA (as reduced by any amount of Ratio Debt incurred by non-Guarantor subsidiaries, the “Non-Guarantor Debt Cap”);

Annex B-22

●	intercompany indebtedness among the Borrower and/or its restricted subsidiaries;

●	indebtedness in respect of working capital for Non-U.S. Subsidiaries in an amount outstanding not to exceed the greater of $100,000,000 and 21% of Consolidated EBITDA;

●	indebtedness assumed in a permitted acquisition (“Permitted Acquisition Indebtedness”) in an unlimited amount, subject to pro forma compliance with the Financial Covenant (whether or not tested) and so long as such indebtedness was not incurred in contemplation of such acquisition;

●	trade letters of credit in an amount outstanding not to exceed the greater of $20,000,000 and 4% of Consolidated EBITDA;

●	other indebtedness under a general basket in an outstanding principal amount outstanding not to exceed the greater of $350,000,000 and 75% of Consolidated EBITDA, which cannot be secured on a pari passu basis with the Term/Revolver Facilities (the “General Debt Basket”); and

●	hedging obligations incurred in the ordinary course of business for non-speculative purposes.

Junior Indebtedness prepayment exceptions to include (i) a basket funded with qualified equity proceeds that do not increase the Available Amount Basket (to the extent not otherwise applied for dividends/distributions), (ii) a general basket in an amount not to exceed the Shared Restricted Payments Basket, subject to the absence of any continuing event of default, and (iii) an unlimited ratio-based basket so long as the pro forma Total Net Leverage Ratio does not exceed 0.50x less than the Total Net Leverage Ratio as of the Closing Date, subject to the absence of any continuing event of default (the “Incurrence-Based Restricted Debt Payment Basket”).

For the avoidance of doubt, any investment, acquisition, indebtedness, distribution or other step or transaction that is contemplated, or required to be implemented by the Acquisition Agreement shall not be prohibited by the Term/Revolver Documentation except as expressly provided herein. The Term/Revolver Documentation may also provide for other exceptions in regard to the Transactions on terms and conditions to be mutually agreed.

For the avoidance of doubt there will be no restrictions on capital expenditures.
Annex B-23

Financial Covenant:	With respect to the Term Facility: None

With respect to the Revolving Facility, the Term/Revolver Documentation will have a maximum Total Net Leverage Ratio of, initially, 4.00:1.00, with step-downs to be agreed upon, which levels in any case will not be lower than 3.25:1.00 (the “Financial Covenant”) and will be set to reflect no less than a 35% static cushion to Consolidated EBITDA in the model made available to MSSF on August 2, 2020, together with any updates or modifications reasonably agreed between the Borrower and the Commitment Parties or as necessary to reflect the exercise of “market flex” pursuant to the provisions of the Fee Letter (the “Model”). The Financial Covenant shall be tested on the last day of each fiscal quarter of the Borrower commencing with the first full fiscal quarter after the Closing Date.

For purposes of the Term/Revolver Documentation,

“Consolidated EBITDA” will be defined giving effect to the Term/Revolver Documentation Principles (including add-backs and deductions consistent therewith), and will include, among other adjustments or add-backs, adjustments for (a) non-cash items, (b) extraordinary, unusual or non-recurring items, (c) restructuring charges and related charges, (d) transaction separation and integration costs in connection with the Transactions and any Permitted Acquisition, (e) all fees, commissions, costs and expenses incurred or paid by the Borrower and its restricted subsidiaries in connection with or pursuant to the Transactions, the Term/Revolver Documentation or any Permitted Acquisitions, (f) pro forma net cost savings, operating expense reductions and synergies related to the Transactions that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to be realized, and to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower), in each case, within 24 months after the Closing Date, (g) pro forma net cost savings, operating expense reductions and synergies related to acquisitions, dispositions and other specified transactions, restructurings and cost savings initiatives that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to be realized, and to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower), in each case, within 24 months after such acquisition, disposition or other specified transaction, restructuring, cost savings initiative or other initiative (this clause (g), the “Expected Cost Savings Addback”), (h) any charge attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions, discontinued operations and/or synergies, (i) the amount of any monitoring, consulting transaction or advisory fees and expense and indemnification payments under any monitoring, consulting, transaction, advisory or similar agreement, to the extent permitted, (j) to the extent deducted in the calculation of consolidated net income, earn-out obligation expense incurred in connection with the Acquisition and/or any acquisition or other investment (including any acquisition or other investment consummated prior to the Closing Date) which is paid or accrued during the applicable period, (k) the amount of any charge, cost or expense or deduction associated with any restricted subsidiary that is attributable to any non-controlling interest or minority interest of any third party, (l) the amount of any charge, cost or expense in connection with a single or one-time event, including, without limitation, in connection with (x) the Acquisition and/or any acquisition or other investment consummated before or after the Closing Date and (y) the consolidation, closing or reconfiguration of any facility during such period and (m) adjustments and add backs reflected in the Model.

Annex B-24

Limited Condition Transaction:	For purposes of (i) determining compliance with any provision of the Term/Revolver Documentation which requires the calculation of the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio, (ii) determining compliance with representations, warranties, defaults or events of default or (iii) testing availability under baskets set forth in the Term/Revolver Documentation (including baskets measured as a percentage of Consolidated EBITDA or total assets), in each case, in connection with an acquisition (including acquisitions subject to a letter of intent or purchase agreement) by one or more of the Borrower and its restricted subsidiaries of any assets, business or person and such acquisition is not conditioned upon obtaining financing (any such transaction, a “Limited Condition Transaction”), at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.

For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are thereafter exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof) had been consummated; provided that in the case of any restricted payment or restricted debt payment, any such ratio or basket shall also be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof) had not been consummated.

Annex B-25

Unrestricted Subsidiaries:	The Term/Revolver Documentation will contain provisions pursuant to which, subject to customary limitations on loans and advances to, and other investments in, unrestricted subsidiaries, and, so long as no event of default under the Term/Revolver Facilities exists or would result therefrom and subject to other customary conditions to be agreed (including, without limitation, pro forma compliance with the Financial Covenant (whether or not tested), and that the fair market value of the relevant subsidiary being designated as an unrestricted subsidiary shall be treated as an investment and such investment must be at the time permitted under the investment covenant), the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” (except that the Borrower may not be so designated) and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary (subject, in the case of re-designation only, to compliance of such restricted subsidiary with the covenants in respect of liens, debt and investments and pro forma compliance with the Financial Covenant (whether or not tested)). Unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenant or event of default provisions of the Term/Revolver Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the Term/Revolver Documentation except to the extent of distributions received therefrom.

Events of Default:	Limited to the following (to be applicable to the Borrower, the Guarantors and their respective restricted subsidiaries (except as expressly noted below)): nonpayment of principal when due; nonpayment of interest, fees or other amounts after five (5) Business Days; material inaccuracy of a representation or warranty when made or deemed made; violation of a covenant (subject, in the case of affirmative covenants (other than use of proceeds, delivery of notice of default and maintenance of each Borrower’s legal existence), to a grace period of 30 days following written notice from the Administrative Agent); cross default to material indebtedness in excess of $125,000,000 (the “Threshold Amount”); bankruptcy events or other insolvency events of the Borrower or its restricted subsidiaries (with a customary grace period for involuntary events); ERISA events, subject to a material adverse effect; material unpaid, final judgments that are unstayed for a period of 60 consecutive days in excess of the Threshold Amount; actual (or assertion by a Loan Party in writing of the) invalidity of the Term/Revolver Documentation, any material guarantee or any material security document; and a “change of control”.

The definition of “change of control” will mean an event or series of events by which: (a) any “person” or “group” becomes the “beneficial owner”, directly or indirectly, of 35% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis; or (b) during any period of 12 consecutive months, a majority of the members of the board of directors of the Borrower ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

Annex B-26

Voting:	Amendments and waivers of the Term/Revolver Documentation will require the consent of the Lenders (excluding Lenders who are Defaulting Lenders) holding more than 50% of the aggregate principal amount of commitments (whether used or unused) under the Revolving Facility (or, if the commitments have terminated, outstanding Revolving Loans) and the loans under the Term Facility (the “Required Lenders”), except that (i) the consent of each Lender directly adversely affected thereby (but not, for the avoidance of doubt, the consent of the Required Lenders) shall be required, unless otherwise expressly contemplated by the Term/Revolver Documentation, with respect to (a) increases in the commitment of such Lender (it being understood that a waiver of any condition precedent or the waiver of any default or mandatory prepayment shall not constitute an increase of any commitment of any Lender), (b) reductions of principal, interest (other than a waiver of default interest) or fees (it being understood that any change in the definitions of any ratio used in the calculation of any rate of interest or fees (or the component definitions) shall not constitute a reduction in any rate of interest or fees), (c) extensions of final maturity or the scheduled due date of any principal, interest or fee payment (other than with respect to any Extension Facility) and (d) changes in certain pro rata sharing and payment provisions and (ii) the consent of 100% of the Lenders will be required with respect to (a) releases of all or substantially all of the Guarantors or all or substantially all of the Collateral (other than in connection with permitted asset sales) and (b) changes in voting thresholds. Defaulting Lenders will be subject to the suspension of certain voting rights. The consent of the Administrative Agent and the Issuing Bank shall be required with respect to amendments and waivers directly adversely affecting their rights or duties.

Notwithstanding the foregoing, (i) any waiver or modification of a condition (other than those set forth under “Incremental Facilities” above) to an extension of credit under the Revolving Facility or any Incremental Facility (prior to funding thereof), as applicable, and any amendments and waivers that affect solely the Lenders under a class or classes of the Revolving Facility and/or any Incremental Facility (prior to funding thereof) and not any other Lender, will, if such amendment or waiver would otherwise require the consent of the Required Lenders, require only the consent of Lenders holding more than 50% of the aggregate commitments under such class or classes (in the aggregate), and no other consents or approvals shall be required and (ii) only the consent of Lenders (excluding Lenders who are Defaulting Lenders) holding more than 50% of the aggregate principal amount of commitments (whether used or unused) under the Revolving Facility (or, if the commitments have terminated, outstanding Revolving Loans) shall be required to amend or waive the Financial Covenant and any related definitions.

The Term/Revolver Documentation will permit amendments thereof without the approval or consent of the Lenders to effect a permitted “repricing transaction” (i.e., a transaction in which any tranche of Loans is refinanced with a replacement tranche of loans, or is modified with the effect of, bearing a lower all-in-yield) other than any Lender holding Loans subject to such “repricing transaction” that will continue as a Lender in respect of the repriced tranche of Loans.

Annex B-27

Non pro rata distributions and commitment reductions will be permitted in connection with loan buy back or similar programs, “amend and extend” transactions or the addition of one or more tranches of debt and the like as permitted by the Term/Revolver Documentation.

The Term/Revolver Documentation will permit the Administrative Agent and the Borrower to enter into one or more amendments thereto to incorporate the provisions of any relevant Incremental Facility, Refinancing Facility, Extension Facility or extended tranche of Loans or commitments in connection with “amend and extend” transactions made available without any Lender’s consent, so long as the purpose of such amendment is solely to incorporate the appropriate provisions for such Incremental Facility, Refinancing Facility, Extension Facility or extended tranche of Loans or commitments in connection with “amend and extend” transactions in the Term/Revolver Documentation; it being understood that each Lender under the applicable tranche or tranches that are being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender in such tranche or tranches. In addition, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature in the Term/Revolver Documentation, then the Administrative Agent and the Borrower shall be permitted to amend such provision without any further action or consent of any other party if the same is not objected to in writing by the Required Lenders to the Administrative Agent within five (5) Business Days following receipt of notice thereof.

The Term/Revolver Documentation will contain customary provisions allowing the Borrower to replace (i) a Lender in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly adversely affected thereby (so long as the Required Lenders have approved the amendment or waiver and such Lender has not approved such amendment or waiver), and requests for increased costs, taxes, etc. and (ii) Defaulting Lenders.

Cost and Yield Protection:	The Term/Revolver Documentation shall contain customary provisions, (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes (it being understood that the Dodd Frank Wall Street Reform and Consumer Protection Act and Basel III and all regulations, interpretations and directives thereunder shall be deemed to be a change in law); provided that requests for such additional payments shall be limited to circumstances in which the applicable Lender is imposing such charges on other similarly situated borrowers under comparable syndicated credit facilities, (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of LIBOR borrowings on a day prior to the last day of an interest period with respect thereto, it being understood that the gross-up obligations shall not apply to U.S. federal withholding taxes imposed pursuant to current Sections 1471 through 1474 of the Internal Revenue Code (or any amended or successor version that is substantively comparable thereto and not materially more onerous to comply with), and any regulations promulgated thereunder or guidance issued pursuant thereto and (c) otherwise consistent with the Term/Revolver Documentation Principles.

Annex B-28

Assignments and Participations:	The Lenders will be permitted to assign (other than to any Disqualified Lender (provided that the list of Disqualified Lenders (other than any “clearly identifiable affiliate” (on the basis of such affiliate’s name) included in the definition of “Disqualified Lenders”) is permitted to be made available to any Lender who specifically requests a copy thereof) or any natural person) loans and commitments under the Revolving Facility with the consent of the Borrower (such consent not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required (x) after the occurrence and during the continuance of a payment or bankruptcy event of default or (y) when a Revolving Loan (and related commitment) is assigned by a Revolving Facility Lender to a Revolving Lender or an affiliate of a Revolving Lender. All assignments of Revolving Loans (and related commitments) will also require the consent of the Administrative Agent (other than an assignment to a Revolving Lender or an affiliate of a Revolving Lender), the Issuing Bank and the Swingline Lender. Each assignment under the Revolving Facility will be in an amount of an integral multiple of $5,000,000 or, if less, all of such Revolving Facility Lender’s remaining commitments under the Revolving Facility.

The Term Facility Lenders will be permitted to assign (other than to any Disqualified Lender (provided that the list of Disqualified Lenders (other than any “reasonably identifiable affiliate” (on the basis of such affiliate’s name) included in the definition of “Disqualified Lenders”) is permitted to be made available to any Lender who specifically requests a copy thereof) or any natural person) Term Loans with the consent of the Borrower and the Administrative Agent (in each case, such consent not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required (x) after the occurrence and during the continuance of a payment or bankruptcy event of default or (y) when a Term Loan is assigned to a Lender or an affiliate of a Lender or an Approved Fund (as defined below) of a Lender. The consent of the Borrower to any assignment shall be deemed to be given if the Borrower fails to respond to a request for such consent within ten (10) Business Days. Each assignment will be in an amount of an integral multiple of $1,000,000 or, if less, all of such Term Facility Lender’s remaining Term Loans.

The Lenders will be permitted to sell participations in Loans (other than to any Disqualified Lender (provided that the list of Disqualified Lenders (other than any “reasonably identifiable affiliate” (on the basis of such affiliate’s name) included in the definition of “Disqualified Lenders”) is permitted to be made available to any Lender who specifically requests a copy thereof)) without any consent being required, subject to customary limitations; provided that the Administrative Agent shall have no oversight or responsibility of any kind for ensuring that the Lenders do not participate Loans to Disqualified Lenders. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants (it being understood that a waiver of any condition precedent or the waiver of any default or mandatory prepayment shall not constitute an increase of any commitment of any Lender), (b) reductions of principal, interest (other than a waiver of default interest) or fees (it being understood that any change in the definitions of any ratio used in the calculation of any rate of interest or fees (or the component definitions) shall not constitute a reduction in any rate of interest or fees), (c) extensions of final maturity or the due date of any amortization, interest or fee payment (other than with respect to any Extension Facility), (d) releases of the guarantees of all or substantially all Guarantors or all or substantially all of the Collateral, and (e) changes in voting threshold of the foregoing clauses (a) through (d), in each case, with respect to which the affirmative vote of the Lender from which it purchased a participation would be required.

Annex B-29

Upon any assignment by a Lender without the Borrower’s consent to an entity that is a Disqualified Lender as of the date of such assignment or any assignment by a Lender to the extent the Borrower’s consent is required under the terms of the Term/Revolver Documentation for such assignment and such consent is not given or deemed given, the Borrower shall be entitled to seek any remedies available to the Borrower at law. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

“Approved Fund” means, with respect to any Term Facility Lender, any person (other than a natural person) that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (i) such Lender, (ii) an affiliate of such Lender or (iii) an entity or an affiliate of an entity that administers, advises or manages such Lender.

Expenses and Indemnification:	The Borrower shall pay (a) if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Lead Arrangers and the Commitment Parties (promptly and in any event within 30 days following a written demand therefor, together with reasonable backup documentation supporting such reimbursement request) associated with the syndication of the Term/Revolver Facilities and the preparation, execution, delivery and administration of the Term/Revolver Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Administrative Agent, the Lead Arrangers and the Commitment Parties and, if necessary, specialty counsel and one local counsel in any relevant material jurisdiction) and (b) after the Closing Date, all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lenders (promptly and in any event within 30 days following a written demand therefor, together with reasonable backup documentation supporting such reimbursement request) (but limited, in the case of legal fees and expenses, to the reasonable and documented out of pocket fees, disbursements and other charges of one counsel to the Administrative Agent and the Lenders taken as a whole, and, if necessary, specialty counsel and one local counsel to the Administrative Agent and the Lenders taken as a whole in any relevant jurisdiction and solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Lenders similarly situated taken as a whole) in connection with the enforcement of the Term/Revolver Documentation or protection of rights thereunder.

Annex B-30

The Administrative Agent and the Lenders (and their affiliates and controlling persons and their respective officers, directors, employees, partners, trustees, advisors, shareholders, agents and other representatives and their successors and permitted assigns) (each, an “indemnified person”) will be indemnified for and held harmless by the Borrower and the Guarantors against, any losses, claims, damages, liabilities or expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one outside counsel to all indemnified persons taken as a whole and, if reasonably necessary, specialty counsel and one local counsel for all indemnified persons taken as a whole in each relevant jurisdiction, and solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected indemnified persons similarly situated taken as a whole) and other reasonable and documented out-of-pocket expenses arising out of, resulting from or in connection with the Transactions, the Facilities or the use or the proposed use of proceeds thereof or any actual or threatened claim, dispute, litigation, investigation or proceeding relating thereto (regardless of whether such indemnified person is a party thereto and whether or not such proceedings are brought by the Borrower or the Borrower’s equity holders, affiliates, creditors or any other third party), except to the extent they arise from the gross negligence, bad faith or willful misconduct of, or a material breach of the Term/Revolver Documentation by, the relevant indemnified person or any of its Related Indemnified Persons, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction or from any dispute solely among the indemnified persons other than any claims against an indemnified person in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under the Term/Revolver Facilities and not arising out of any act or omission of the Borrower or any affiliate of the Borrower; provided that neither (x) the Borrower or any of its affiliates nor (y) any indemnified person shall be liable for any indirect, special, punitive or consequential damages (in the case of clause (x), other than in respect of any such damages required to be indemnified hereunder). Each indemnified person shall promptly notify the Borrower, to the extent legally permitted, upon receipt of written notice of any claim or threat to institute a claim; provided that any failure by any indemnified person to give such notice shall not relieve the Borrower from the obligation to indemnify such indemnified person.

Annex B-31

Contractual Recognition of EU/UK Bail-In:	The Term/Revolver Documentation will contain customary contractual recognition of EU/UK bail-in provisions.

Governing Law and Forum:	New York. Notwithstanding the foregoing it is understood and agreed that determinations as to (x) the accuracy of the Specified Acquisition Agreement Representations and whether any Specified Acquisition Agreement Representations have been breached and whether you (or your affiliates) have the right to terminate your (or their) obligations pursuant to Section 7.01(c) of the Acquisition Agreement or to decline to consummate the Acquisition pursuant to Section 6.02(a) of the Acquisition Agreement as a result of a breach of any such Specified Acquisition Agreement Representations, (y) whether an Acquisition Agreement Material Adverse Effect (as defined in the Conditions Annex) has occurred and (z) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement will, in each case, be governed by, and enforced and construed in accordance with, the laws of the state of Delaware including its statutes of limitations, without regard to the conflict of laws rules of such state that would result in the applications of the laws of another jurisdiction.

Counsel to the Commitment Parties and the Lead Arranger:	Davis Polk & Wardwell LLP.

Interest Rates:	The interest rates under the Term/Revolver Facilities will be as follows:

With respect to the Term Loans initially, Adjusted LIBOR plus 4.00% or, at the option of the Borrower, ABR plus 3.00%.

After delivery of the financial statements for the first full fiscal quarter after the Closing Date, the applicable margin with respect to the Term Loans shall be subject to two 25 basis points reductions at First Lien Net Leverage Ratio levels of 0.50x less than the First Lien Net Leverage Ratio as of the Closing Date and 1.00x less than the First Lien Net Leverage Ratio as of the Closing Date.

With respect to the Revolving Loans initially, Adjusted LIBOR plus 3.75% or, at the option of the Borrower, ABR plus 2.75%.

After delivery of the financial statements for the first full fiscal quarter after the Closing Date, the applicable margin with respect to the Revolving Loans shall be subject to two 25 basis points reductions at First Lien Net Leverage Ratio levels of 0.50x less than the First Lien Net Leverage Ratio as of the Closing Date and 1.00x less than the First Lien Net Leverage Ratio as of the Closing Date.

Annex B-32

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 12 months or a shorter period) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of (i) 360 days (or 365 or 366 days, as the case may be, in the case of ABR Loans based on the Prime Rate) and interest shall be payable (i) in the case of Adjusted LIBOR, at the end of each interest period and, in any event, at least every 3 months and (ii) in the case of ABR Loans, quarterly in arrears.

ABR is the Alternate Base Rate, which is the highest of (i) the rate published by The Wall Street Journal, (ii) the Federal Funds Effective Rate plus 1/2 of 1.00% and (iii) Adjusted LIBOR for a period of one month plus 1.00%.

“Adjusted LIBOR” is, with respect to any currency available to be borrowed under the Term/Revolver Facilities, the London interbank offered rate for the applicable currency as determined by customary reference to the ICE Benchmark Administration London Interbank Offered Rate or the Banking Federation of the European Union Interest Settlement Rate, as applicable and as adjusted for customary Eurodollar reserve requirements, if any; provided that Adjusted LIBOR shall be (i) not less than 0.50% with respect to Term Loans (the “Term Loan LIBOR Floor”) and (x) not less than 0.00% with respect to Revolving Loans.

The Term/Revolver Documentation will contain customary successor LIBOR provisions to be mutually agreed.

Unused Commitment Fee:	The Borrower shall pay to the Revolving Facility Lenders an unused commitment fee calculated at a rate per annum equal to 0.25% on the average daily unused portion of the commitments of the non-Defaulting Lenders under the Revolving Facility, payable quarterly in arrears.

Letter of Credit Fees:	A per annum fee equal to the spread over Adjusted LIBOR then in effect under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case, for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Revolving Facility Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Revolving Facility Lender’s Revolving Commitment. In addition, a fronting fee in a percentage amount to be agreed (but in any event not to exceed 0.125%) between the Borrower and the applicable Issuing Bank of the face amount of each letter of credit shall be payable quarterly in arrears and upon termination of the Revolving Facility to the relevant Issuing Bank for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges will be payable to the Issuing Bank for its own account.

Annex B-33

ANNEX C
$650,000,000
SENIOR SECURED BRIDGE FACILITY
SUMMARY OF TERMS AND CONDITIONS
Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Summary of Terms and Conditions is attached or, as applicable, Annex A, Annex B or the Conditions Annex to the Commitment Letter.
Borrower:	The Borrower.

Joint Lead Arrangers and Bookrunning Managers:	MSSF, Barclays, CSLF and MUFG will act as joint lead arrangers and bookrunning managers (in such capacities, the “Lead Arrangers”).

Lenders:
A syndicate of financial institutions and other entities arranged by the Lead Arrangers and reasonably acceptable to you (excluding any Disqualified Lenders) (each a “Bridge Lender” and, collectively, the “Bridge Lenders”).

Administrative Agent:	MSSF (in such capacity, the “Bridge Administrative Agent”).

Bridge Loans:	Senior secured bridge facility consisting of bridge loans (the “Bridge Loans”) in an aggregate principal amount of up to $650,000,000.

The aggregate principal amount of the Bridge Loans available to be borrowed on the Closing Date will be automatically reduced by (i) the net cash proceeds received by the Borrower or any of its subsidiaries from any non-ordinary course asset sale on or prior to the Closing Date (other than any intercompany asset sales) to the extent not required to prepay the loans under the Existing Borrower Credit Agreement (subject to any reinvestment rights contained therein) and (ii) the gross proceeds from Notes and/or Securities (as defined in the Fee Letter) issued (in escrow or otherwise) on or before the Closing Date and the gross proceeds of any other debt or equity issuance or financing completed (in escrow or otherwise) for the purpose of financing the Acquisition or refinancing all or a portion of the Bridge Facility on or before the Closing Date. The Borrower shall promptly deliver written notice of any mandatory commitment reduction hereunder.

Use of Proceeds:
The proceeds of the Bridge Facility will be used on the Closing Date to fund the Acquisition and the Refinancing and to pay fees, costs and expenses related to the Transactions (including accrued and unpaid interest and applicable premiums).

Availability:	The Bridge Facility will be available only in a single draw on the Closing Date. Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed.

Annex C-1

Documentation:
The documentation for the Bridge Loans (the “Bridge Loan Documentation”, and together with the Revolver/Term Documentation, the “Loan Documentation”) will be negotiated in good faith and substantially similar to the Term/Revolver Documentation, as modified in a manner to reflect the terms of this Bridge Term Sheet and the Fee Letters; provided that in all instances (1) the only conditions to the funding of the Bridge Loans will be those set forth in the Conditions Annex and (2) the Bridge Loan Documentation will (x) contain only those covenants, representations and warranties and events of default set forth herein and (y) be subject to the Limited Conditionality Provision (such provisions being referred to collectively as the “Bridge Loan Documentation Principles” and together with the Term/Revolver Documentation Principles, the “Documentation Principles”).

Ranking:	Same as the Term/Revolver Credit Agreement.

Guarantors:	Same as the Term/Revolver Credit Agreement.

Security:	Same as the Term/Revolver Credit Agreement.

Interest:	Interest rates and fees in connection with the Bridge Loans and the Exchange Notes will be as specified in the Fee Letters and on Schedule I attached hereto.

Maturity/Exchange:
The Bridge Loans will mature on the date (the “Initial Maturity Date”) that is twelve months after the Closing Date.  If the Bridge Loans have not been repaid in full on or prior to the Initial Maturity Date, subject to payment of the Bridge Conversion Fee (as defined in the Fee Letters), the Bridge Loans will automatically be converted into term loans (each, an “Extended Term Loan”) due on the date that is eight years after the Closing Date.  The Extended Term Loans will be governed by the provisions of the Bridge Loan Documentation and will have the same terms as the Bridge Loans except as expressly set forth on Schedule II hereto.

Bridge Lenders under the Extended Term Loans will have the option at any time or from time to time to receive Exchange Notes (the “Exchange Notes”) in exchange for such Extended Term Loans having the terms set forth on Schedule III hereto; provided that the Borrower may defer the issuance of Exchange Notes until such time as the Borrower has received requests to issue an aggregate principal amount of Exchange Notes equal to at least $250,000,000.

Mandatory Prepayment:	Prior to the Initial Maturity Date and to the extent permitted by the Term/Revolver Documentation, the Borrower will be required to prepay the Bridge Loans on a pro rata basis, at par plus accrued and unpaid interest with:

(a)	100% of the net cash proceeds from the issuance of the Notes and/or any other indebtedness for borrowed money by the Borrower or any of its restricted subsidiaries, (other than any Excluded Debt and the Term/Revolver Facilities); and

Annex C-2

	(b)	100% of the net cash proceeds from any issuance of equity securities of the Borrower (other than any Excluded Equity Offering);

(c)
100% of the net cash proceeds of all non-ordinary course asset sales, insurance and condemnation recoveries and other asset dispositions by the Borrower or any of its restricted subsidiaries, subject to customary reinvestment rights and exceptions to be mutually agreed upon which shall be substantially similar to those in the Term/Revolver Documentation.

Each such prepayment will be made together with accrued and unpaid interest to the date of prepayment, but without premium or penalty (except breakage costs related to prepayments not made on the last day of the relevant interest period).

“Excluded Debt” shall mean (i) intercompany indebtedness of the Borrower and its restricted subsidiaries, (ii) ordinary-course purchase money indebtedness, financial leases or capital lease obligations, (iii) borrowings under the Term/Revolver Credit Agreement, or any amendment, refinancing or replacement thereof, in each case, up to $1,000,000,000 of term loans and $400,000,000 revolving commitments in the aggregate, (iv) issuances of commercial paper, ordinary course letter of credit facilities, overdraft protection and ordinary course local facilities of foreign subsidiaries (including the renewal, replacement or refinancing thereof) and ordinary course factoring and seller lending arrangements, (v) bilateral working capital facilities entered into in the ordinary course of business and consistent with past practice, (vi) hedging and cash management arrangements, and (vii) additional exceptions to be agreed.

“Excluded Equity Offerings” shall mean (i) equity interests issued pursuant to the Acquisition Agreement, (ii) issuances pursuant to employee compensation plans, employee benefit plans, employee based incentive plans or arrangements, employee stock purchase plans, dividend reinvestments plans and retirement plans or issued as compensation to officers and/or non-employee directors or upon conversion or exercise of outstanding options or other equity awards, (iii) issuances among the Borrower and its subsidiaries (including in connection with joint venture arrangements), (iv) issuances of directors’ qualifying shares and/or other nominal amounts required to be held by persons other than the Borrower and its subsidiaries under applicable law, and (v) additional exceptions to be agreed.

Change of Control:	Upon any change of control, the Borrower will be required to offer to prepay the entire principal amount of the Bridge Loans (plus any accrued and unpaid interest) at par.

Voluntary Prepayment:	The Bridge Loans may be prepaid at any time, in whole or in part, at the option of the Borrower, upon notice and in a minimum principal amount and in multiples to be agreed upon, at 100% of the principal amount of the Bridge Loans prepaid, plus all accrued and unpaid interest and fees (including any breakage costs) to the date of the repayment.

Annex C-3

Conditions Precedent to Funding:	The funding of the Bridge Loans will be subject solely to satisfaction of the conditions precedent set forth in Section 3 of the Commitment Letter and the Conditions Annex.

Representations and Warranties:	The Bridge Loan Documentation will contain usual and customary representations and warranties for facilities of this type and substantially similar to the representations and warranties contained in the Term/Revolver Credit Agreement, with such changes as are reasonably appropriate in connection with the Bridge Facility, subject to the Limited Conditionality Provision.

Covenants:	The Bridge Loan Documentation will contain affirmative covenants comparable to those contained in the Term/Revolver Credit Agreement (and also including a covenant to comply with the securities demand provisions in the Fee Letters, a customary offering cooperation covenant, and a covenant to use all commercially reasonable efforts to refinance the Bridge Loans as soon as practicable) and incurrence-based negative covenants consistent with the Bridge Loan Documentation Principles; provided that prior to the Initial Maturity Date, the restricted payments, lien and debt incurrence covenants shall be more restrictive than is customary for high yield senior secured debt securities in a manner customary for bridge financings to be mutually agreed.

The Bridge Loan Documentation will not include any financial maintenance covenants.

Events of Default:	Consistent with the Bridge Loan Documentation Principles.

Yield Protection and Increased Costs:	Usual for facilities and transactions of this type (including mitigation provisions, tax gross up provisions and to include Dodd-Frank and Basel III as changes in law) and which will be, in any event, not less favorable to the Borrower than the corresponding provisions of the Term/Revolver Credit Agreement.

Assignments and Participations:	Subject to the prior approval of the Bridge Administrative Agent (such approval not to be unreasonably withheld) and compliance with applicable securities laws, the Bridge Lenders will have the right to assign Bridge Loans (other than to any Disqualified Lender (provided that the list of Disqualified Lenders (other than any “clearly identifiable affiliate” (on the basis of similarity of such affiliate’s name) included in the definition of “Disqualified Lenders”) is permitted to be made available to any Bridge Lender who specifically requests a copy thereof) or any natural person); provided, however, that prior to the Initial Maturity Date and so long as no Demand Failure Event (as defined in the Initial Lender Fee Letter) or payment or bankruptcy default or event of default has occurred and is continuing, the consent of the Borrower (not to be unreasonably withheld or delayed) shall be required with respect to any assignment if, subsequent thereto, the Bridge Lenders would hold, in the aggregate, less than 50.1% of the outstanding Bridge Loans. The Borrower shall be deemed to have consented to an assignment request if the Borrower has not objected thereto within ten Business Days after written notice thereof. Notwithstanding anything to the contrary herein, the Bridge Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of the Bridge Facility relating to Disqualified Lenders.

Annex C-4

The Bridge Loan Documentation will provide that, so long as no default or event of default is continuing, Bridge Loans may be purchased by and assigned to the Borrower or any of its subsidiaries through any offer to purchase or take by assignment open to all Lenders on a pro rata basis in accordance with customary procedures to be agreed; provided that Bridge Loans owned or held by the Borrower or any of its subsidiaries will be cancelled for all purposes.

The Bridge Lenders will have the right to participate their Bridge Loans (other than to any natural person) without restriction, other than customary voting limitations.  Participants will have the same benefits as the selling Bridge Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Required Lenders:	On any date of determination, those Bridge Lenders who collectively hold more than 50% of the aggregate outstanding Bridge Loans (the “Required Bridge Lenders”).

Amendments and Waivers:
Amendments and waivers of the provisions of the Bridge Loan Documentation will require the approval of the Required Bridge Lenders, except that (a) the consent of all Bridge Lenders directly adversely affected thereby will be required with respect to: (i) reductions of principal, interest, fees or other amounts, (ii) except as provided under “Maturity/Exchange” above, extensions of scheduled maturities or times for payment (other than for purposes of administrative convenience), (iii) increases in the amount of any Bridge Lender’s commitment, (iv) additional restrictions on the right to exchange Extended Term Loans for Exchange Notes or any amendment to the rate of such exchange, (v) changes in call dates or call prices (other than notice provisions) and (vi) changes in pro rata sharing provisions, (b) the consent of 100% of the Lenders will be required with respect to customary matters, including (i) to permit the Borrower to assign its rights under the Bridge Loan Documentation and (ii) to modify any voting percentages and (c) the consent of the Bridge Administrative Agent will be required to amend, modify or otherwise affect its rights and duties.

Annex C-5

Indemnification:	Same as the Term/Revolver Credit Agreement.

Expenses:	Same as the Term/Revolver Credit Agreement.

Contractual Recognition of EU/UK Bail-In:	The Bridge Loan Documentation will contain customary contractual recognition of EU/UK bail-in provisions

Governing Law and Forum:	Same as the Term/Revolver Credit Agreement.

Waiver of Jury Trial and Punitive and Consequential Damages:	Same as the Term/Revolver Credit Agreement.

Counsel for the Lead Arrangers and the Bridge Administrative Agent:	Davis Polk & Wardwell LLP

Annex C-6

SCHEDULE I TO ANNEX C
INTEREST RATES ON THE BRIDGE LOANS
Interest Rate:
The Bridge Loans will bear interest for the first three month period commencing on the Closing Date at a variable rate per annum  equal to the sum of (a) the three-month LIBOR Rate plus (b) a spread equal to 4.00% (the “Applicable Margin”).

The Applicable Margin will each increase by an additional 0.50% following each three-month period after the Closing Date. Notwithstanding the foregoing, the interest rate on the Bridge Loans will not at any time prior to the Initial Maturity Date exceed the Total Cap (as defined in the Fee Letters).

Interest will be payable quarterly in arrears and on the Initial Maturity Date and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.

Upon the occurrence of a Demand Failure Event, all outstanding Bridge Loans will accrue interest at the Total Cap.

The “LIBOR Rate” will be defined and calculated as specified in the Bridge Loan Documentation; provided that at no time will the LIBOR Rate be deemed to be less than 1.00% per annum.

The Bridge Loan Documentation will contain customary successor LIBOR provisions to be mutually agreed.

Default Rate:
Same as set forth in the Term/Revolver Credit Agreement.  Such Default Rate may be in excess of any cap or limitation on yield or interest rate set forth in this Commitment Letter or in the Fee Letters.

Schedule I to Annex C-1

SCHEDULE II TO ANNEX C
EXTENDED TERM LOANS
SUMMARY OF TERMS AND CONDITIONS
Capitalized terms used herein without definition will have the meanings given to them in the Summary of Terms and Conditions for the Bridge Facility to which this Schedule II is attached.
Borrower:	The Borrower.

Guarantors:	Same as the Bridge Loans.

Security:	Same as the Bridge Loans.

Ranking:	Same as the Bridge Loans.

Maturity:	Eight years from the Closing Date.

Interest Rate:	The Extended Term Loans will bear interest at the Total Cap.

Default Rate:	Same as the default rate for the Bridge Loans.

Voluntary Prepayment:
The Extended Term Loans may be prepaid, in whole or in part, in minimum denominations to be agreed, at par, plus accrued and unpaid interest upon not less than one Business Day’s prior written notice, at the option of the Borrower at any time.

Change of Control:	Same as the Bridge Loans.

Covenants, Events of Default and Offers to Repurchase:
The covenants, events of default and offers to repurchase (other than with respect to a change of control as described above) that would be applicable to the Exchange Notes, if issued, will also be applicable to the Extended Term Loans in lieu of the corresponding provisions applicable to the Bridge Loans.

Governing Law and Forum:	Same as the Bridge Loans.

Schedule II to Annex C-1

SCHEDULE III TO ANNEX C
EXCHANGE NOTES
SUMMARY OF TERMS AND CONDITIONS
Capitalized terms used herein without definition will have the meanings given to them in the Summary of Terms and Conditions for the Bridge Facility to which this Schedule III is attached.
Issuer:	The Borrower.

Guarantors:	Same as the Guarantors of the Bridge Loans.

Security:	Same as the Bridge Loans.

Principal Amount:
The Exchange Notes will be available only in exchange for the Extended Term Loans.  The principal amount of the Exchange Notes will equal 100% of the aggregate principal amount of the outstanding Extended Term Loans for which they are exchanged and will have the same ranking as the Extended Term Loans for which they are exchanged.  The minimum aggregate principal amount of Extended Term Loans to be exchanged for the Exchange Notes shall not be less than $250,000,000.

Ranking:	Same as the Bridge Loans.

Maturity:	Eight years from the Closing Date.

Interest Rate:	The Exchange Notes will bear interest at the Total Cap.

Default Rate:	Same as the default rate for the Bridge Loans.

Mandatory Redemption:	No mandatory redemption provisions other than 101% change of control put and customary asset sale offer to repurchase provisions, subject to the Bridge Loan Documentation Principles.

Optional Redemption:
The Exchange Notes will be non-callable until the third anniversary of the Closing Date, subject to a customary T+50 “make-whole” redemption. Thereafter, each Exchange Note will be callable at par plus accrued and unpaid interest plus a premium equal to 50% of the coupon on the Exchange Notes, which premium shall decline ratably on each subsequent anniversary of the Closing Date thereafter to zero on the date that is two years prior to the maturity date of the Exchange Notes.

Prior to the third anniversary of the Closing Date, the Borrower may redeem up to 40% of such Exchange Notes with the proceeds from an equity offering at a redemption price equal to par plus accrued and unpaid interest plus a premium equal to 100% of the coupon in effect on such Exchange Notes.

Prior to a Demand Failure Event, any Exchange Notes held by the Initial Lenders or their respective affiliates (other than (x) asset management affiliates purchasing Exchange Notes in the ordinary course of their business as part of a regular distribution of the Exchange Notes and (y) Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market making activities), shall be prepayable and/or subject to redemption in whole or in part at par plus accrued and unpaid interest on a non-ratable basis so long as such Exchange Notes are held by them.

Schedule III to Annex C-1

Registration Rights:	None – 144A for life.

Right to Resell Notes:
Any Lender (and any subsequent holder) will have the absolute and unconditional right to resell the Exchange Notes to one or more third parties, whether by assignment or participation and subject to compliance with applicable securities laws.

Covenants; Events of Default:
The Exchange Notes shall be subject to covenants and events of default that are consistent with the Bridge Loan Documentation Principles and based on those contained in the preliminary offering memorandum or prospectus, if any, used to market the Notes.

Defeasance; Satisfaction; and Discharge:
The Exchange Notes shall be subject to defeasance and satisfaction and discharge provisions that are consistent with the Bridge Loan Documentation Principles and based on those contained in the preliminary offering memorandum or prospectus, if any, used to market the Notes.

Governing Law and Forum:	New York.

Counsel to the Lead Arranger:	Davis Polk & Wardwell LLP.

Schedule III to Annex C-2

ANNEX D
CONDITIONS ANNEX
Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Annex is attached or, as applicable, Annex A, Annex B or Annex C to the Commitment Letter.
Closing and the making of the initial extensions of credit under the Facilities will be subject to the satisfaction of the following conditions precedent, which shall be subject to the Limited Conditionality Provision in all respects:
1. (a) With respect to the Term Loan Facility and the Revolving Loan Facility, the execution and delivery by the Borrower and the other Loan Parties of the Term/Revolver Documentation and (b) with respect to the Bridge Facility, the execution and delivery by the Borrower and the other Loan Parties of the Bridge Loan Documentation, in each case, which shall be consistent with the Commitment Documents.
2. Subject to the Limited Conditionality Provision, (a) the Lead Arrangers shall have received: (i) customary legal opinions, (ii) customary evidence of authority, (iii) customary officer’s certificates, (iv) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Borrower and the Guarantors, (v) customary borrowing requests, and (vi) a certificate of the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower in the form attached as Annex E to the Commitment Letter, certifying that the Borrower and its subsidiaries, on a consolidated basis, after giving effect to the Transaction, are solvent and (b) all documents and instruments required to create and perfect the Administrative Agent’s and the Bridge Administrative Agent’s security interests in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing.
3. Since the date hereof, there shall not have been, nor shall there be, a Material Adverse Effect (as defined in the Acquisition Agreement in effect as of the date hereof) (an “Acquisition Agreement Material Adverse Effect”).
4. The Acquisition shall be consummated prior to or substantially concurrently with the initial funding of the Facilities in accordance with the terms set forth in the Acquisition Agreement without giving effect to any modifications thereunder, or any waiver or consent thereunder by the Borrower or at the Borrower’s request, that is materially adverse to the interests of the Lenders, without the consent of the Lead Arrangers, such consent not to be unreasonably withheld, delayed or conditioned (it being understood that (x) any change in the amount or form of the purchase price (except for (i) any reduction in the purchase price of up to 10% (cumulative for all such decreases) so long as all of such reduction is applied to reduce the Bridge Facility and the Term Facility on a pro rata basis and (ii) any increase in purchase price funded solely with equity of the Borrower or the proceeds from the issuance of equity securities of the Borrower) and (y) any change to the definition of “Material Adverse Effect” shall require such consent of the Lead Arranger).
5. The Refinancing shall have been consummated prior to, or shall be consummated substantially simultaneously with, the initial borrowing under the Facilities, and all commitments under the Existing Borrower Credit Agreement shall have been terminated prior to or concurrently with the initial borrowing under the Facilities.
Annex D-1

6. The Lead Arrangers shall have received:
   (a) with respect to the Borrower and its subsidiaries, (i) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the three most recently completed fiscal years ended at least 60 days prior to the Closing Date (and the related audit reports) and (ii)  unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 40 days prior to the Closing Date (other than the fourth fiscal quarter) (and comparable periods for the prior fiscal year); provided that the Lead Arrangers hereby acknowledge receipt of the audited financial statements referred to in clause (i) above for the fiscal years ended June 30, 2017, 2018 and 2019 and clause (ii) above for the fiscal quarters ended December 31, 2020 and March 31, 2020; provided further, that the Lead Arrangers will be deemed to have received financial statements referred to in clauses (i) and (ii) if the Borrower has filed such financial statements with the Securities and Exchange Commission via the EDGAR filing system and such financial statements are publicly available;
   (b) with respect to the Acquired Company and its subsidiaries, (i) the audited carveout consolidated statement of operations, consolidated balance sheet, consolidated statement of cash flows and consolidated statement of changes in member’s equity for the Acquired Company and its subsidiaries as of and for the fiscal years ended December 31, 2018 and 2019 and thereafter for the most recently completed fiscal years ended at least 60 days prior to the Closing Date, including the notes and schedules thereto, accompanied by the reports thereon of the Acquired Company’s and its subsidiaries’ independent auditors for the years then ended; (ii) the unaudited carveout consolidated statement of operations, consolidated balance sheet, consolidated statement of cash flows and consolidated statement of changes in member’s equity for the Acquired Company and its subsidiaries as of and for the six months ended June 30, 2020, and the comparable prior period, including the notes and schedules thereto, accompanied by the reports thereon of the Acquired Company’s and its subsidiaries’ independent auditors; and (iii) the unaudited carveout consolidated statement of operations, consolidated balance sheet, consolidated statement of cash flows and consolidated statement of changes in member’s equity for the Acquired Company and its subsidiaries as of and for each subsequent interim fiscal quarter ended since the last audited financial statements and at least 40 days prior to the Closing Date (other than the fourth fiscal quarter), and the comparable prior period, including the notes and schedules thereto, accompanied by the reports thereon of the Acquired Company’s and its subsidiaries’ independent auditors; provided, that the Lead Arrangers will be deemed to have received financial statements referred to in clauses (i) and (ii) if the Acquired Company or its parent has filed such financial statements with the Securities and Exchange Commission via the EDGAR filing system and such financial statements are publicly available;
   (c) (i) a pro forma consolidated statements of income of the Borrower for the most recently completed fiscal year ended at least 60 days prior to the Closing Date and a pro forma consolidated balance sheet and related pro forma consolidated statements of income for the interim period ending on the last day of the most recent fiscal quarter ended since the last audited financial statements and ending at least 40 days before the Closing Date and (ii) a pro forma consolidated balance sheet and related consolidated statement of income as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period for which historical financial statements of the Borrower are provided pursuant to paragraph 6(a)(i) or 6(a)(ii), prepared after giving pro forma effect to each element of the Transactions as if the Transactions had occurred on the last day of such interim period (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).
7. The Lead Arrangers shall have received, at least 5 Business Days prior to the Closing Date, all documentation and other information regarding the Borrower required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent requested at least 10 Business Days prior to the Closing Date.  To the extent that the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least 5 days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Closing Date, a customary certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in relation to the Borrower shall have received such certification regarding beneficial ownership.
Annex D-2

8. To the extent invoiced with reasonable detail at least two Business Days prior to the Closing Date, all fees and expenses due to the Lead Arrangers, the Administrative Agent, the Bridge Administrative Agent (if applicable) and the Lenders required to be paid on the Closing Date (including the fees and expenses of counsel for the Lead Arrangers, the Administrative Agent and the Bridge Administrative Agent (if applicable)) will have been paid.
9. With respect to the Bridge Facility only, (i) one or more investment banks satisfactory to MSSF, Barclays, Credit Suisse and MUFG (collectively, the “Investment Banks”) (with the Lead Arrangers acknowledging that the foregoing condition set forth in this clause (i) has been satisfied) shall have been engaged to publicly sell or privately place the Notes and the Investment Bank and the Lead Arrangers shall have received a preliminary offering memorandum or preliminary private placement memorandum (each, an “Offering Document”) suitable for use in a customary high-yield road show relating to the issuance of the Notes, which contains all audited and unaudited historical (including Acquired Company carveout financial statements) and pro forma financial statements (including, in the case of audited financial statements, the auditor’s report thereon) and other data (including other financial data of the type and form customarily included in offering memoranda, and all other data, including any other recent or probable material acquisitions, that the Securities and Exchange Commission would require in a registered offering of such Notes (other than, in the case of a private placement under Rule 144A or other offering exempt from registration, (x) as would be required under Rules 3-09, 3-10 or 3-16 of Regulation S-X or executive compensation disclosure required by Regulation S-K Item 402 and (y) other information customarily excluded in private placements pursuant to Rule 144A promulgated under the Securities Act or other offering exempt from registration)) or would be necessary for the Investment Bank to receive customary “comfort” (including “negative assurance” comfort) from independent accountants to the Company and the Acquired Companies (the “Required Notes Information”), provided that, such condition shall be deemed satisfied if such Offering Document excludes the “description of notes” and sections that would customarily be provided by the Investment Bank or their counsel or advisors but is otherwise complete, and (ii) the Investment Bank shall have been afforded a period of at least 15 consecutive Business Days (the “Marketing Period”) (provided that, such period shall not be required to be consecutive to the extent it would include any date from November 25, 2020 through and including November 27, 2020 (which dates shall not count for purposes of the 15 consecutive Business Day period), January 18, 2021, February 15, 2021, May 31, 2021, July 5, 2021, September 6, 2021, any date from November 25, 2021 through and including November 27, 2021 (which dates shall not count for purposes of the 15 consecutive Business Day period), and if such period has not ended on or before December 11, 2020, it shall not commence before January 4, 2021) following receipt of an Offering Document, including the information described in clause (i) above, and if such period has not ended prior to August 14, 2020, it will not commence until the audited financial statements of the Borrower for the year ended June 30, 2020 meeting the requirements of clauses 6(a)(i) above have been included in the Offering Document, and if such period has not ended prior to August 14, 2021, it will not commence until the audited financial statements of the Borrower for the year ended June 30, 2021 meeting the requirements of clauses 6(a)(i) above have been included in the Offering Document, and if such period has not ended prior to February 14, 2021 or February 14, 2022, as the case may be, it will not commence until the audited financial statements of the Acquired Company and its subsidiaries for the fiscal year ended December 31, 2020, and the fiscal year ended December 31, 2021, respectively, meeting the requirements of clause 7(a)(i) above have been included in the Offering Document, to seek to place the Notes with qualified purchasers thereof (and at no time during such 15 Business Day period shall the financial information in the Offering Document have become stale); provided that the delivery of additional financial statements shall not cause the Marketing Period to restart once it has been completed. The comfort letters to be provided by the independent accountants of the Borrower and the Acquired Company shall be in usual and customary form (including satisfying the requirements of SAS 72), and the auditors shall be prepared to deliver such letters at the pricing date, and shall cover both the financial statements of the Borrower and the Acquired Company, as applicable, as well as financial data derived from the books and records of the Borrower and the Acquired Company, as applicable, included in such Offering Document.  If you shall in good faith reasonably believe that you have delivered the Required Notes Information, you may deliver to the Lead Arrangers written notice to that effect (stating when you believe you completed any such delivery), in which case you shall be deemed to have delivered such Required Notes Information on the date specified in such notice and the Marketing Period shall be deemed to have commenced on the date specified in such notice, unless the Lead Arrangers in good faith reasonably believes that you have not completed delivery of such Required Notes Information and, within three Business Days after its receipt of such notice from you, the Lead Arrangers deliver a written notice to you to that effect (stating with specificity what Required Notes Information you have not delivered). For purposes of this Commitment Letter, “Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks in New York City are not required or authorized by Law to remain closed.
Annex D-3

10. With respect to the Term Loan Facility and the Revolving Loan Facility only, the Lead Arrangers shall have been afforded a period of at least 15 consecutive Business Days (the “Bank Marketing Period”) (provided that, such period shall not be required to be consecutive to the extent it would include any date from November 25, 2020 through and including November 27, 2020 (which dates shall not count for purposes of the 15 consecutive Business Day period), January 18, 2021, February 15, 2021, May 31, 2021, July 5, 2021, September 6, 2021, any date from November 25, 2021 through and including November 27, 2021 (which dates shall not count for purposes of the 15 consecutive Business Day period), and if such period has not ended on or before December 11, 2020, it shall not commence before January 4, 2021) following receipt of the information described in paragraph 6(a) or (b) above, provided that the delivery of additional financial statements shall not cause the Bank Marketing Period to restart once it has been completed.  If you shall in good faith reasonably believe that you have delivered the information described in paragraph 6(a) or (b) above, you may deliver to the Lead Arrangers written notice to that effect (stating when you believe you completed any such delivery), in which case you shall be deemed to have delivered such information described in paragraph 6(a) or (b) above on the date specified in such notice and the Bank Marketing Period shall be deemed to have commenced on the date specified in such notice, unless the Lead Arrangers in good faith reasonably believes that you have not completed delivery of such information described in paragraph 6(a) or (b) above and, within three Business Days after its receipt of such notice from you, the Lead Arrangers deliver a written notice to you to that effect (stating with specificity what information described in paragraph 6(a) or (b) above you have not delivered).
11. (a) The Specified Representations will be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) and (b) the Specified Acquisition Agreement Representations will be true and correct to the extent required by the definition thereof on the Closing Date.
Annex D-4

ANNEX E
FORM OF SOLVENCY CERTIFICATE
[DATE]
This Solvency Certificate is being executed and delivered pursuant to Section [●] of that certain [●] (the “Credit Agreement”; the terms defined therein being used herein as therein defined).
I, [●], the Chief Financial Officer of Borrower, in such capacity and not in an individual capacity, hereby certify as follows:
1. I am generally familiar with the businesses and assets of Borrower and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of Borrower pursuant to the Credit Agreement; and
2. As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt and liabilities (subordinated, contingent or otherwise) of the Borrower and its subsidiaries, taken as a whole, does not exceed the fair value of the assets (at a fair valuation) of the Borrower and its subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets (at a fair valuation) of the Borrower and its restricted subsidiaries, taken as a whole, is greater than the amount that will be required to pay the probable liabilities of the Borrower and its subsidiaries, taken as a whole, on their debts and other liabilities subordinated, contingent or otherwise as they become absolute and matured; (iii) the capital of the Borrower and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its restricted subsidiaries, taken as a whole, as conducted or contemplated as of the date hereof; and (iv) the Borrower and its subsidiaries, taken as a whole, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debt or other liabilities as they become due (whether at maturity or otherwise).  For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.
By:
Name:
	Title:	Chief Financial Officer

Annex E-1